Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Project Energy Reimagined Acquisition Corp.,

HERAMBA ELECTRIC plc,

HERAMBA MERGER CORP.,

HERAMBA GMBH

and

HERAMBA LIMITED

Dated as of October 2, 2023

i

EXHIBIT A	Form of Plan of Merger
EXHIBIT B	Form of Share Contribution Agreement
EXHIBIT C-1	Form of Registration Rights Agreement
EXHIBIT C-2	Form of Lock-up Agreement

SCHEDULE A	Company Knowledge Persons
SCHEDULE B	SPAC Knowledge Persons

Company Disclosure Schedule

SPAC Disclosure Schedule

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of October 2, 2023 (this “Agreement”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (“Irish Holdco”), Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111 (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland with company registration number 745130 (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (the “Company”) (SPAC, Irish Holdco, Merger Sub, the Seller and the Company, collectively, the “Parties” and each a “Party”).

RECITALS

WHEREAS, SPAC is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses;

WHEREAS, Irish Holdco is an entity newly incorporated for the purpose of participating in the Transactions is wholly owned by Hans-Jörg Grundmann, acting as nominee;

WHEREAS, Merger Sub is an entity newly formed for the sole purpose of effectuating the SPAC Merger and a direct, wholly owned Subsidiary of Irish Holdco;

WHEREAS, the Seller owns 100% of the Equity Interests of the Company;

WHEREAS, at the SPAC Merger Effective Time, SPAC and Merger Sub shall enter into a plan of merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) pursuant to which Merger Sub shall merge with and into SPAC, with SPAC being the surviving company (the “Surviving Company”) in such merger (the “SPAC Merger”), as a result of which, SPAC shall become a direct, wholly owned Subsidiary of Irish Holdco, all in accordance with this Agreement and the Plan of Merger;

WHEREAS, immediately following the SPAC Merger Effective Time, and upon the terms and subject to the conditions set forth in the transfer agreement to be entered into by and between the Seller and Irish Holdco, substantially in the form attached hereto as Exhibit B (the “Share Contribution Agreement”), the Seller shall transfer as a contribution to Irish Holdco, and Irish Holdco shall assume from the Seller, the Contributed Shares, in exchange for the issuance by Irish Holdco of the Share Consideration to the Seller (the transfer of the Contributed Shares, the “Contribution”);

WHEREAS, pursuant to the SPAC Formation Document, SPAC is required to provide an opportunity for its public shareholders to have their outstanding SPAC Class A Ordinary Shares redeemed on the terms and conditions set out therein in connection with obtaining the SPAC Shareholder Approval;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) approved and adopted this Agreement and declared its advisability and that it is in the best interests of SPAC and approved the Transactions to which it is a party (including the SPAC Merger), and (b) recommended the approval of this Agreement providing for the SPAC Merger and the adoption and approval of the Transaction Documents to which it is a party and the Transactions contemplated hereby and thereby by the shareholders of SPAC;

WHEREAS, the board of directors of the Seller has unanimously determined that entry into this Agreement, the Transaction Documents to which the Seller is party and the Transactions, including the Contribution, is in the best interests of the Seller, and has approved, among other things, the execution of this Agreement and the Transaction Documents to which the Seller is a party and has approved the Transactions (including the Contribution) contemplated hereby and thereby;

WHEREAS, Seller, as the sole shareholder of the Company, has determined that entry into this Agreement, the Transaction Documents to which the Company is party and the Transactions is in the best interests of the Company, and has approved, among other things, the execution of this Agreement and the Transaction Documents to which the Company is a party and has approved the Transactions contemplated hereby and thereby;

WHEREAS, the Irish Holdco Board has unanimously determined that entry into this Agreement, the Transaction Documents to which Irish Holdco is party and the Transactions, including the issuance of Merger Consideration pursuant to the SPAC Merger and the issue of the Share Consideration pursuant to the Share Contribution Agreement is in the best interests of Irish Holdco, and has approved, among other things, the execution of this Agreement and the Transaction Documents to which Irish Holdco is a party and approved the Transactions contemplated hereby and thereby;

WHEREAS, the sole director of Merger Sub has approved and adopted the execution of this Agreement and the Transaction Documents by Merger Sub and declared its advisability and approved the Transactions contemplated hereby and thereby;

WHEREAS, in connection with the Closing, Irish Holdco and certain shareholders of Irish Holdco (after giving effect to the Transactions) shall enter into a (a) registration rights agreement substantially in the form attached hereto as Exhibit C-1 (the “Registration Rights Agreement”) and (b) lock-up agreement substantially in the form attached hereto as Exhibit C-2 (the “Lock-up Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, Sponsor shall enter into an agreement with SPAC and the Company (the “Sponsor Support Agreement”), pursuant to which the Sponsor shall agree, among other things, to vote all of their SPAC Ordinary Shares in favor of this Agreement and the Transactions;

WHEREAS, on or about July 26, 2023, the Company and Heramba Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Heramba Holdings”), entered into that certain Share Purchase Agreement, Deed Index No. W 2651 / 2023 of Notary Public Prof. Dr. Hartmut Wicke, Munich, Germany, as amended, modified or supplemented from time to time (the “SPA”) with Knorr-Bremse Systeme für Schienenfahrzeuge GmbH and Knorr-Brake Holding Corporation (collectively, the “Kiepe Sellers”), pursuant to which, among other things, the Company and Heramba Holdings agreed to acquire Equity Interests of, respectively, Kiepe Electric GmbH, (“Kiepe GmbH”) and Kiepe Electric LLC (“Kiepe US” and, together with Kiepe GmbH, the “Targets”) pursuant to the terms and subject to the conditions set forth in the SPA (such WHEREAS, SPAC entered into Non-Redemption Agreements (the “Non-Redemption Agreements”) with certain SPAC Shareholders in connection with the meeting of SPAC Shareholders held on August 1, 2023, pursuant to which the parties thereto agreed that, immediately prior to Closing, SPAC would issue on a private placement basis, an aggregate of 1,645,596 SPAC Class A Ordinary Shares (the “Non-Redemption Securities”), on the terms and conditions set forth therein; and

WHEREAS, the Parties intend that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the SPAC Merger and the Contribution, taken together with other relevant transactions, are intended to (a) be undertaken as part of a prearranged, integrated plan and (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01  Certain Definitions. For purposes of this Agreement:

“Acting in Concert” has the meaning given to it in Rule 2.1(a) and Rule 3.3 of Part A of the Irish Takeover Rules.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Registration Rights Agreement, Lock-up Agreement, Sponsor Support Agreement, the Share Contribution Agreement, the Financing Agreements and the Non-Redemption Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Irish Holdco, Merger Sub, the Seller or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the UK Bribery Act 2010, (b) the U.S. Foreign Corrupt Practices Act 1977 (as amended), and (c) other similar Laws of any jurisdiction applicable to a Party or any of its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means anti-money laundering laws of any jurisdiction applicable to a Party or any of its Subsidiaries.

“Antitrust Laws” shall mean all applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, or regulating foreign investment, including the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, and the antitrust, competition and merger control Laws of any jurisdiction or Governmental Authority outside of the United States, including Italian FDI Rules, if applicable.

“Associated Company” has the meaning given to it by Rule 2.1(b)(iii) of Part A of the Irish Takeover Rules.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which the principal offices of the SEC in Washington, D.C. are closed to accept filings and on which banks are required or authorized to close in the City of New York in the United States of America, the Cayman Islands, Ireland or the state of Baden-Wuerttemberg, Germany; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all software, computer hardware, electronic data processing systems, computer platforms, systems and networks, servers, peripherals, and other information technology equipment that are owned, leased or licensed by the Company or any Company Subsidiary, and used in the conduct of their business.

“Cayman Exchange Ratio” means one for one (1:1).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company in connection with this Agreement.

“Company Group Member” means the Company and each Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights that another Person has licensed or otherwise granted a right to use to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, circumstance, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of IFRS or any Law applicable to the Company, including any COVID-19 Measures following the date hereof; (b) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or anywhere else in the world; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, acts of god, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions; (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (h) actions or omissions of SPAC and its Affiliates; or (i) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement.

“Company-Owned IP” means all Intellectual Property rights owned by the Company or any Company Subsidiary.

“Company Plans” means Plans which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) any Company Group Member or with respect to which any Company Group Member has any liability (contingent or otherwise).

“Company Shares” means the shares in the Company, which have nominal capital of EUR 1.00 each, all of which are held by the Seller.

“Company Subsidiaries” means, collectively, the direct and indirect Subsidiaries of the Company, including, for purposes of this Agreement, the Targets and their Subsidiaries.

“Company Transaction Expenses” means all fees, commissions, costs and expenses incurred in connection with, or otherwise related to, the Transactions, preparation for the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements, and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including: (a) all transaction bonuses, stay bonuses, retention payments, change in control payments, severance payments and other similar payments payable in connection with the Transactions to any current or former employee, independent contractor or officer of any Company Group Member, (b) the employer portion of all payroll Taxes payable in respect of (i) any of the amounts described in clause (a) or (ii) in respect of the vesting, exercise or cash-out of any stock options, restricted stock or other equity or equity-based incentives, (c) the fees, expenses and disbursements of legal counsel, auditors, accountants and notaries, due diligence expenses, advisory and consulting fees (including financial advisors), and (d) any other fees and expenses, regulatory filing fees or other amounts required due to the transactions contemplated by this Agreement and expressly allocated to the Company pursuant to this Agreement or any other Ancillary Agreement (including any filings with the SEC and under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) and other third-party fees (including fees required by The Nasdaq Stock Market LLC (“Nasdaq”)), in each case, of the Company Group Members and the Seller.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public.

“Confidentiality Agreement” means that certain Confidentiality Agreement, entered into as of April 25, 2023, by and between SPAC and the Company.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” means any legally binding arrangement, including any contract, agreement, lease, sublease, concession, purchase or sale order, license, sublicense, permit, instrument, indenture, note, bond, loan, credit agreement, instrument, commitment, conditional sales contract, or mortgage (including any amendment, extension, renewal, guarantee or other supplement with respect thereto).

“Contributed Shares” means the Company Shares exchanged for the Share Consideration.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means (i) changes or proposed changes of Laws or regulations or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the Irish Department of Health, the German Federal Ministry of Health, the German federal state ministries of health and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“Employee” means any person employed by any Company Group Member.

“Environmental Claim” means any written claim by or from any Person alleging liability or responsibility of whatever kind or nature (including for necessary investigations, cleanup, removal or remediation) arising out of, based on, or resulting from (i) the unlawful presence, Release of, or exposure to, any Hazardous Materials on the Leased Real Property or the Owned Real Property or (ii) any non-compliance at the Leased Real Property or the Owned Real Property with any Environmental Law or Environmental Permit.

“Environmental Laws” means any applicable Law (i) relating to pollution (or the cleanup thereof) of the environment (ambient air, soil, surface water or groundwater, or subsurface strata) or (ii) concerning the presence of, exposure to, or use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, order, notice of violation or infraction by a Governmental Authority relating to non-compliance with any Environmental Law or Environmental Permit.

“Environmental Permit” means any permit, approval, license, clearance, consent, waiver, exemption, or other authorization required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means (a) in the case of a corporation or a company, any and all shares (however designated) and shares of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business or Person that is included in a controlled group of companies within which a Company Group Member is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with a Company Group Member, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which a Company Group Member is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with a Company Group Member pursuant to regulations issued under Section 414(o) of the Code.

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Fractional Entitlement” means an entitlement to a fraction of an Irish Holdco Ordinary Share.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any federal, state, county or local or non-U.S. government, governmental, national, supranational, regulatory, taxing or administrative authority, agency, instrumentality or commission or any legislature or court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means (a) any material, substance, chemical or waste that is defined or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances (PFAS).

“HGB” means the German Commercial Code.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” means, without duplication, with respect to any Person, all unpaid obligations (including all such obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums, but excluding in all cases contingent reimbursement or indemnity obligations) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements (measured at the net termination value) or similar contracts or instruments (but excluding surety bonds, performance bonds or like instruments), (c) for the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than trade payables, accruals incurred in the Ordinary Course or consistent with industry practice or obligations arising under take or pay contracts entered into in the Ordinary Course or consistent with industry practice), (d) the principal component of capital leases or finance leases in accordance with GAAP, (e) letters of credit and bankers’ acceptances, in each case to the extent drawn, (f) in respect of dividends declared or distributions required to be paid, in each case, measured at the applicable time of determination, (g) all non-contingent and earned but unpaid obligations in respect of current or former employees or other service providers of a Company Group Member relating to the pre-Closing period, including, but not limited to, such non-contingent and earned but unpaid obligations arising from accruals for deferred compensation arrangements, severance arrangements, vacation or other paid time off, bonuses or commissions, mandatory employer 401(k) profit sharing contributions, underfunded amounts related to any defined benefit pension or other similar retirement plan, or the amount of any claim related to the period prior to the Closing under any self-insured medical, dental or prescription insurance plan or program (including the employer portion of any payroll, employment or other similar Taxes associated with the foregoing), and (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person, in each case excluding (w) intercompany indebtedness, (x) customer deposits obtained in the Ordinary Course, (y) deferred or prepaid revenue and (z) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller to such Person.

“Intellectual Property” means all intellectual property rights anywhere in the world, including the following: (a) patents and patent applications; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all registrations and applications for the registration thereof, together with all of the goodwill associated with the foregoing; (c) copyrights, and other intellectual property rights in works of authorship, and registrations and applications for registration thereof; (d) trade secrets and other intellectual property rights in know-how, formulas, compositions, inventions, customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), data and databases; (e) Internet domain names and intellectual property rights in social media accounts; and (f) intellectual property rights in software.

“Irish Holdco Board” means the board of directors of Irish Holdco.

“Irish Holdco Deferred Shares” means the 25,000 deferred ordinary shares in the capital of Irish Holdco with a par value of €1.00 each in issue at the date of this Agreement.

“Irish Holdco Founders Warrant” means one (1) warrant to subscribe for one (1) Irish Holdco Ordinary Share resulting from the automatic adjustment of a SPAC Founders Warrant at the SPAC Merger Effective Time.

“Irish Holdco Ordinary Shares” means the ordinary shares in the capital of Irish Holdco with a par value of €1.00 each.

“Irish Holdco Public Warrant” means one (1) warrant to subscribe for one (1) Irish Holdco Ordinary Share resulting from the automatic adjustment of a SPAC Public Warrant at the SPAC Merger Effective Time.

“Irish Takeover Panel” means the statutory body established under the Irish Takeover Panel Act, 1997 (as amended).

“Irish Takeover Rules” means The Irish Takeover Panel Act 1997, Takeover Rules, 2022 (including any amendments thereto).

“Italian FDI Authority” means the Presidency of the Italian Council of Ministers (Presidenza del Consiglio dei Ministri).

“Italian FDI Clearance” means the obtainment of the clearances, approvals and consents required to be obtained under the applicable Italian FDI Rules from the Italian FDI Authority, including any declaration of lack of jurisdiction or a decision considering that the Kiepe Acquisition is not subject to the Italian FDI Rules or the expiry of the applicable waiting period (or any extension thereof), as applicable, in relation to the Transactions.

“Italian FDI Rules” means Law Decree No. 21 of March 15, 2012, as converted into law by Law No. 56 of 11 May 2012, amended by, among others, Law Decree No. 105 of 21 September 2019, Law Decree No. 23 of 8 April 2020 and Law Decree No. 21 of 21 March 2022, and implemented through specific decrees, including the Decree of the President of the Italian Republic No. 86 of 25 March 2014, and the Decrees of the President of the Council of Ministers, No. 179 of 18 December 2020, No. 180 of 23 December 2020 and No. 133 of 1 August 2022.

“knowledge” or “to the knowledge” of a Person shall mean, in the case of the Company, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule A after reasonable inquiry, and, in the case of SPAC, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule B after reasonable inquiry, in each case without any obligation of the respective Party to make further investigations or to seek expert advice.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, injunction, judgment, rule, regulation, executive order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any applicable Law, legal proceeding or order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, charge, option or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws or under any Organizational Document) and including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest.

“non-assessable” means, in relation to Irish Holdco, that a holder of Irish Holdco Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by Irish Holdco or its creditors for further payment of capital on such shares.

“Notary Public” means the notary public in Germany who will be engaged by Irish Holdco to notarize the Share Contribution Agreement.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice; provided that, reasonable actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course of business, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date hereof in response to then-existing COVID-19 conditions and are reasonable in light of the relevant facts and circumstances from an ex-ante perspective.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, memorandum and articles of association, bylaws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“pending” means the occurrence of service of an action or writ or other legal document by a Governmental Authority to the defendant of a claim or the addressee of a claim or administrative act.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not, individually or in the aggregate, materially impair the current use, value or occupancy of the Company’s or any Company Subsidiary’s assets, taken as a whole, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens imposed by Law and arising in the Ordinary Course for amounts not yet delinquent, or if delinquent, that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not, individually or in the aggregate, materially interfere with the present uses or the value or occupancy of such real property, (v) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses or the value or occupancy of such real property, (vi) Liens on Leased Real Property arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest which would not be expected, individually or in the aggregate, to materially impair the current use, value or occupancy of the Company’s or any Company Subsidiary’s assets that are subject thereto, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) statutory Liens for obligations that are not delinquent, (ix) any Liens that will be released at Closing, (x) applicable Laws and rights reserved to or vested in any Governmental Authority, (a) to control or regulate any of the assets or properties of the Company Group Members in any manner, (b) to assess Tax with respect to the assets or properties of the Company Group Members, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (c) by the terms of any grant, license or permit, or by any provision of Law, to terminate such grant, license or permit or to purchase condemn, expropriate or recapture or to designate a purchaser of any of the assets or properties of the Company Group Members to the extent (in each case) such rights do not materially detract from the value of or materially interfere with the use of the assets of the Company Group Members, (d) to use such property in a manner which does not materially impair the use, value or occupancy of such property for the purpose for which it is currently owned and operated, or (e) to enforce any obligations or duties affecting the assets or properties of a Company to any Governmental Authority with respect to any franchise, grant, license or permit, (xi) Liens that are disclosed on current title commitments, title reports, title policies or surveys, (xii) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits and utility deposits, (xiii) Liens, defects, irregularities or other matters listed on Section 1.01(a) of the Company Disclosure Schedule, (xiv) pledges or deposits to secure public, statutory or regulatory obligations, including operating and surety bonds and deposits, performance bonds or appeal bonds and other obligations of like nature, (xv) Liens referred to in the Required Financial Statements, (xvi) Liens arising under or created by any existing Material Contract or Transaction Document (other than as a result of a breach or default under such Material Contract or Transaction Document) and (xvii) purchase money Liens and Liens securing rental payments under capital lease or finance lease arrangements.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, company, joint venture, estate, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Plans” means “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other bonus, commission, stock option, stock purchase, restricted stock, stock appreciation, phantom stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, employment, individual consulting, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other benefit or compensation plans, programs, policies, agreements or arrangements, in each case, whether or not subject to ERISA, whether formal or informal, whether written or oral, in each case excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by a Governmental Authority or that is a multiemployer plan (within the meaning as set forth in Section 3(37) or Section 4001(a)(3) of ERISA).

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of the Company’s or any Company Subsidiaries’ Business Systems or Business Data.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Formation Document) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Redemption Right.

“Redemption Rights” means the redemption rights provided for in Article 8 and Article 49 of the SPAC Formation Document.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment.

“Relevant Company” means a Relevant Company in the meaning of the Irish Takeover Panel Act, 1997.

“Required Financial Statements” means the PCAOB compliant audited financial statements for the Company’s fiscal year ending December 31, 2021 and December 31, 2022 that satisfy SEC filing requirements for the Registration Statement / Proxy Statement and are prepared in accordance with IFRS.

“Restricted Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons (where relevant under applicable Sanction Laws).

“Sanction Laws” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive territorial economic or trade sanctions (as of the date of this Agreement, the Crimea Region, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Share Consideration” means thirty-six million seven hundred thousand (36,700,000) Irish Holdco Ordinary Shares (newly issued by way of a capital increase and not registered under the Securities Act).

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Formation Document” means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution dated October 27, 2021 and effective on October 28, 2021, as amended, modified or supplemented from time to time.

“SPAC Founders Warrants” means private placement warrants to purchase SPAC Class A Ordinary Shares.

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time, including any outstanding amounts under any Working Capital Loans and any deferred underwriting fees, costs and expenses from SPAC’s initial public offering. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Transaction Expenses incurred by or on behalf of, or otherwise payable by SPAC.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC, Irish Holdco or Merger Sub of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of GAAP or any Law applicable to the SPAC, including any COVID-19 Measures following the date hereof; (b) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or anywhere else in the world; (c) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, acts of god, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (d) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement; (e) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with Governmental Authorities) (provided that this clause (e) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (f) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights by SPAC Shareholders; (g) actions or omissions of the Company and its Affiliates; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Seller or the Company has requested in writing or to which any such party has consented in writing or which actions are contemplated by this Agreement.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Public Warrants” means warrants to purchase SPAC Class A Ordinary Shares issued as a component of the units issued in SPAC’s initial public offering, with each unit issued therein including one-half of such a warrant.

“SPAC Shareholder” means any holder of any SPAC Ordinary Shares.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights.

“SPAC Transaction Expenses” means all fees, commissions, costs and expenses incurred in connection with, or otherwise related to, the Transactions, preparation for the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including (a) any Unpaid SPAC Liabilities (including the repayment of Working Capital Loans); (b) the fees, expenses and disbursements of legal counsel, underwriters, auditors accountants and notaries, due diligence expenses, advisory and consulting fees (including financial advisors and any deferred underwriting fee); and (c) any other fees and expenses, regulatory filing fees or other amounts required due to the transactions contemplated by this Agreement and expressly allocated to SPAC, Merger Sub and Irish Holdco pursuant to this Agreement or any other Ancillary Agreement, in each case of SPAC, Merger Sub, Irish Holdco or any of their respective Subsidiaries, and the costs of the SPAC Tail Policy pursuant to Section 7.07(c).

“SPAC Units” means one (1) SPAC Class A Ordinary Share and one-half (1/2) of one SPAC Public Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated October 28, 2021, by and between SPAC and Continental, as warrant agent.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Founders Warrants.

“Sponsor” means Smilodon Capital, LLC, a Delaware limited liability company.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, withholding, excise, production, value added, occupancy and other taxes, duties or similar assessments, imposed, administered, collected or assessed by a Taxing Authority, together with all interest, fines, penalties and additions imposed with respect to such amounts.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Irish Holdco, Merger Sub, the Seller or Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the SPAC Merger, Contribution and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unpaid SPAC Liabilities” means the outstanding SPAC Liabilities.

“Virtual Data Room” means the virtual data room established by Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“Working Capital Loans” means any loan made to SPAC by the Sponsor, any Affiliate of the Sponsor, or any of SPAC’s or the Sponsor’s officers or directors for the purpose of financing costs incurred in connection with a Business Combination (as such term is defined in the SPAC Formation Document).

Section 1.02  Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
5% Shareholder	Section 7.06(e)
2023 Balance Sheet	Section 4.07(b)
Action	Section 3.05
Agreement	Preamble
Alternative Transaction	Section 7.04
Audited Financial Statements	Section 4.07(a)
Blue Sky Laws	Section 3.04(b)
Cayman Islands Companies Act	Section 2.01(a)
Closing	Section 2.03(a)
Closing Date	Section 2.03(a)
Company	Preamble
Company Closing Statement	Section 2.02(d)
Company Financing Agreements	Section 7.15
Company-Owned Registered IP	Section 4.13(a)
Company Permits	Section 4.06(b)
Company Potential Financing	Section 7.15
Company Waiving Parties	Section 10.15
Continuing Employees	Section 7.05(a)
Contracting Parties	Section 10.10
D&O Insurance	Section 7.07(b)
Dissenting SPAC Shareholders	Section 2.07
Dissenting SPAC Shares	Section 2.07
EWI	Recitals
Exchange Act	Section 3.04(b)
Exchange Agent	Section 2.04(a)
Exchange Fund	Section 2.04(b)
Financing Agreements	Section 7.15
GmbHG	Section 4.03(a)
GRA	Section 7.06(e)
Heramba Holdings	Recitals
Insurance Policies	Section 4.17
Intended Tax Treatment	Section 2.04
IPO	Section 6.03
Irish Holdco	Preamble
Irish Holdco Articles of Association	Section 2.03(b)(ii)
Kiepe Acquisition	Recitals
Kiepe GmbH	Recitals
Kiepe Sellers	Recitals
Kiepe US	Recitals
Labor Agreement	Section 4.11(b)
Leased Real Property	Section 4.12(b)
Leases	Section 4.12(b)
Legal Dispute	Section 10.06
Lock-up Agreement	Recitals
LTIP	Section 7.05(b)
Material Contracts	Section 4.16(a)
Maximum Annual Premium	Section 7.07(b)
Merger Consideration	Section 2.01(e)(ii)(B)
Merger Sub	Preamble

Defined Term	Location of Definition
Nonparty Affiliates	Section 10.10
Non-Redemption Agreements	Recitals
Non-Redemption Securities	Recitals
Nasdaq	Definition of Company Transaction Expenses
Ordinary Resolution Proposals	Section 7.02
Outside Date	Section 9.01(b)(i)
Owned Real Property	Section 4.12(a)
Parties	Preamble
Plan of Merger	Recitals
Potential Financing	Section 7.15
Real Property	Section 4.12(b)
Registrar	Section 2.01(a)
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	Section 7.01(a)
Released Claims	Section 6.03
Remedies Exceptions	Section 3.02
Representatives	Section 7.03(a)
SEC	Section 5.07(a)
Securities Act	Section 3.04(b)
Seller	Preamble
Share Contribution Agreement	Recitals
SPA	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 7.02
SPAC Closing Statement	Section 2.02(e)
SPAC Financing Agreements	Section 7.15
SPAC Merger	Recitals
SPAC Merger Effective Time	Section 2.01(a)
SPAC Potential Financing	Section 7.15
SPAC Preferred Stock	Section 5.03(a)
SPAC Related Party	Section 5.22
SPAC Related Party Transactions	Section 5.22
SPAC SEC Reports	Section 5.07(a)
SPAC Shareholder Approval	Section 5.11(b)
SPAC Shareholders’ Meeting	Section 7.02
SPAC Tail Policy	Section 7.07(c)
SPAC Waiving Parties	Section 10.15
Special Resolution Proposal	Section 7.02
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Targets	Recitals
Terminating Company Breach	Section 9.01(c)
Terminating SPAC Breach	Section 9.01(d)
Transaction Proposals	Section 7.02
Trust Account	Section 5.14
Trust Agreement	Section 5.14
Trust Fund	Section 5.14
Trustee	Section 5.14
Unit Separation	Section 2.01(e)(ii)

Section 1.03  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP for matters with respect to SPAC or Merger Sub and IFRS or HGB for matters with respect to the Company.

(e)  The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided or furnished (i) in the Virtual Data Room set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case no later than two (2) days prior to the date hereof.

Article II.

SPAC MERGER AND Contribution

Section 2.01  SPAC Merger.

(a)  SPAC Merger Effective Time. The SPAC Merger shall become effective at the time the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands (the “Registrar”) (such date and time is hereinafter referred as the “SPAC Merger Effective Time”). At the SPAC Merger Effective Time, Merger Sub shall merge with and into SPAC, the separate existence of Merger Sub shall cease and SPAC shall continue its existence under the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Companies Act”) as the Surviving Company and as a direct, wholly owned Subsidiary of Irish Holdco.

(b)  Effect of the SPAC Merger. At and after the SPAC Merger Effective Time, the SPAC Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC as the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Ancillary Agreements to which SPAC or Merger Sub is a party, and SPAC shall thereafter exist as a wholly owned subsidiary of Irish Holdco and the separate corporate existence of Merger Sub shall cease to exist.

(c)  Organizational Documents of the Surviving Company. At the SPAC Merger Effective Time, the SPAC Formation Document shall be amended and restated to be in the form of the Organizational Documents of Merger Sub as in effect at the SPAC Merger Effective Time, until thereafter amended as provided by applicable Law.

(d)  Directors and Officers of the Surviving Company. If applicable, the officers of SPAC and the members of the SPAC Board shall resign effective as of the SPAC Merger Effective Time. The directors of the Surviving Company effective as of the SPAC Merger Effective Time shall be the individuals listed on Section 2.01(d) of the SPAC Disclosure Schedule and the officers of the Surviving Company shall be those individuals as mutually agreed by SPAC and the Company.

(e)  Effect of the SPAC Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement and the Cayman Islands Companies Act, at the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(i)  SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrant will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC’s securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.01(e)(i).

(ii)  SPAC Ordinary Shares.

(A)  On the Closing Date, immediately prior to the SPAC Merger Effective Time, each SPAC Class B Ordinary Share shall be automatically converted into one (1) SPAC Class A Ordinary Share pursuant to and in accordance with the conversion mechanics set forth in Article 17.2 of the SPAC Formation Documents (without giving effect to the adjustments set forth in Article 17.3 thereof) and following such conversion, each SPAC Class B Ordinary Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.

(B)  At the SPAC Merger Effective Time, each SPAC Class A Ordinary Share (which, for the avoidance of doubt, shall include the SPAC Ordinary Shares held as a result of the Unit Separation and any SPAC Class A Ordinary Shares issued as a result of SPAC Class B Ordinary Share conversion set forth in Section 2.01(e)(ii)(A)) issued and outstanding immediately prior to the SPAC Merger Effective Time (other than any SPAC Ordinary Shares referred to in Section 2.01(f), Redeeming SPAC Shares and Dissenting SPAC Shares) shall be automatically cancelled in exchange for the right to be issued one (1) validly issued, fully paid and non-assessable Irish Holdco Ordinary Share (“Merger Consideration”).

(iii)  SPAC Warrants. Each SPAC Public Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) shall remain outstanding but shall be automatically adjusted to become one (1) Irish Holdco Public Warrant. Each such Irish Holdco Public Warrant will continue to have, and be subject to, the same terms and conditions set forth in the SPAC Warrant Agreement immediately prior to the SPAC Merger Effective Time, except (A) that each Irish Holdco Public Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Irish Holdco Ordinary Shares equal to the number of SPAC Ordinary Shares that were issuable upon exercise of such SPAC Public Warrant that was outstanding immediately prior to the SPAC Merger Effective Time, and (B) as varied in compliance with certain mandatory requirements of Irish law. Each SPAC Founders Warrant shall remain outstanding but shall be automatically adjusted to become one (1) Irish Holdco Founders Warrant. Each such Irish Holdco Founders Warrant will continue to have, and be subject to the same terms and conditions set forth in the SPAC Warrant Agreement immediately prior to the SPAC Merger Effective Time, except (A) that each Irish Holdco Founders Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Irish Holdco Ordinary Shares equal to the number of SPAC Ordinary Shares that were issuable upon exercise of such SPAC Founders Warrant that was outstanding immediately prior to the SPAC Merger Effective Time, and (B) as varied in compliance with certain mandatory requirements of Irish law.

(f) SPAC Treasury Shares. Notwithstanding Section 2.01(e)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares that are owned by SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such SPAC Ordinary Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(g)  Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Formation Document.

(h)  Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the SPAC Merger Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.07 and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Islands Companies Act.

(i)  Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding at the Merger Effective Time shall be automatically cancelled in consideration for the issuance of 1,000 validly issued, fully paid and non-assessable ordinary shares of par value $1.00, of the Surviving Company. The shares of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(j)  Surrender of Irish Holdco Deferred Shares. All Irish Holdco Deferred Shares shall within one (1) month of the SPAC Merger Effective Time be surrendered by the holder thereof to Irish Holdco for nil consideration and such Irish Holdco Deferred Shares shall thereafter be held as treasury shares by Irish Holdco in satisfaction of the minimum capital requirements for a public limited company under Irish law.

Section 2.02  Contribution and Closing Statements.

(a)  Upon the terms and subject to the conditions set forth in the Share Contribution Agreement, immediately following the SPAC Merger Effective Time and in advance of Irish Holdco becoming a Relevant Company, the Seller shall contribute to Irish Holdco the Contributed Shares in exchange for the issuance by Irish Holdco of the Share Consideration to the Seller and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Contributed Shares after the Closing).

(b)  The Contributed Shares are not transferred by virtue of this Agreement but will be transferred to Irish Holdco with effect “in rem” subject to the issuance by Irish Holdco of the Share Consideration to the Seller pursuant to the terms of the Share Contribution Agreement, to be entered into pursuant to Section 2.03(b)(iv).

(c)  Subject to the condition subsequent of the termination of this Agreement (in which case the waiver contemplated by this clause (c) shall be deemed not to have been made), the Seller herewith irrevocably waives any and all rights under or in connection with the Company’s Organizational Documents which will be triggered as a consequence of the execution of this Agreement, the Share Contribution Agreement or the consummation of the Transactions contemplated hereby and thereby, including, without limitation, rights of first refusal and pre-emption rights. Such waiver (as limited above) shall be repeated in the Share Contribution Agreement.

(d)  No later than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to SPAC a certificate executed by an executive officer of the Company (the “Company Closing Statement”) setting forth the Company’s calculation of the unpaid Company Transaction Expenses, and reasonable supporting materials for such items and itemization of such unpaid Company Transaction Expenses (with name of vendor, reasonable description of services of vendor and the cost and expenses for each vendor). Prior to the Closing, SPAC shall have an opportunity to review the Company Closing Statement and discuss such statement with the persons responsible for its preparation, and the Company shall reasonably cooperate with SPAC in good faith to timely respond to any questions and consider in good faith any comments regarding the Company Closing Statement. The Company shall revise such Company Closing Statement to incorporate any changes that are necessary or appropriate given such comments. If, after the delivery of the Company Closing Statement and prior to the Closing Date, the Company becomes aware of any changes in the amount of the Company Transaction Expenses, the Company shall provide an updated Company Closing Statement with such updated numbers and such updated Company Closing Statement shall be subject to the terms and conditions of this Section 2.02(d).

(e)  No later than five (5) Business Days prior to the anticipated Closing Date, SPAC shall deliver to the Company a certificate executed by an executive officer of SPAC (the “SPAC Closing Statement”) setting forth SPAC’s calculation of the unpaid SPAC Transaction Expenses, and reasonable supporting materials for such items and itemization of such unpaid SPAC Transaction Expenses (with name of vendor, reasonable description of services of vendor and the cost and expenses for each vendor). Prior to the Closing, the Company shall have an opportunity to review the SPAC Closing Statement and discuss such statement with the persons responsible for its preparation, and SPAC shall reasonably cooperate with the Company in good faith to timely respond to any questions and consider in good faith any comments regarding the SPAC Closing Statement. SPAC shall revise such SPAC Closing Statement to incorporate any changes that are necessary or appropriate given such comments. If, after the delivery of the SPAC Closing Statement and prior to the Closing Date, SPAC becomes aware of any changes in the amount of the SPAC Transaction Expenses, SPAC shall provide an updated SPAC Closing Statement with such updated numbers and such updated SPAC Closing Statement shall be subject to the terms and conditions of this Section 2.02(e).

(f)  Notwithstanding anything to the contrary contained in this Section 2.02, no Fractional Entitlements on the part of the Seller shall be issued by Irish Holdco under this Section 2.02 and any entitlement to a Fractional Entitlement shall be deemed to have been rounded down and waived.

Section 2.03  Closing.

(a)  Closing. Upon the terms and subject to the conditions of this Agreement and to the extent permitted by Law and except as set forth otherwise herein, the closing of the Transactions (the “Closing”) shall take place remotely by the exchange of the closing deliverables set forth in Section 2.03(c) and the taking of the closing actions contemplated by Section 2.03(b) (except in the case of the payments contemplated by Section 2.03(b)(i), which shall be made as promptly as practicable after such time), which shall occur on the first (1st) Business Day after the date on which all the conditions set forth in Article VIII that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at the Closing) unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”).

(b)  Closing Order. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i)  SPAC shall pay or cause to be paid the SPAC Shareholder Redemption Rights and shall deduct from its Trust Account an amount equal to a reasonable estimate of the amounts to be paid for any Dissenting SPAC Shareholder.

(ii)  The sole shareholder of Irish Holdco shall adopt resolutions, in a form reasonably acceptable to the Parties, regarding the amendments to the articles of association of Irish Holdco in such form as mutually agreed by SPAC and the Company prior Closing (the “Irish Holdco Articles of Association”), including any capital increase required for the issuance of Irish Holdco Ordinary Shares as Share Consideration and as Merger Consideration and such other corporate governance matters of Irish Holdco as the Parties may mutually agree (including authorizations to the Irish Holdco Board to issue or grant rights to subscribe for Irish Holdco Ordinary Shares and to dis-apply pre-emptive rights relating thereto for the five (5)-year period after the date of adoption of such resolutions).

(iii)  The Plan of Merger and all other ancillary documents required in connection with the SPAC Merger, shall be prepared and executed in accordance with the relevant provisions of the Cayman Islands Companies Act and filed with the Registrar.

(iv)  The Seller shall transfer to Irish Holdco, and Irish Holdco shall accept from the Seller the Contributed Shares by means of signing the Share Contribution Agreement in front of the Notary Public (which signing shall take place at least two (2) Business Days prior to Closing and shall be effective upon receipt of the Share Consideration on the Closing Date), a certified copy and scanned copy of which shall be delivered to each of Irish Holdco and the Seller and Irish Holdco shall deliver to the Seller the Share Consideration.

(c)  Closing Deliverables. At the Closing:

(i)  The Seller shall deliver (or cause to be delivered) to SPAC and Irish Holdco a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by the Seller, the Company or any of their respective Affiliates, duly executed by the Seller, the Company or their respective Affiliates, as applicable.

(ii)  SPAC shall deliver (or cause to be delivered) to the Seller a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by SPAC, Irish Holdco or Merger Sub, duly executed by SPAC, Irish Holdco or Merger Sub, as applicable; and

(iii)  Following the issuance of the Share Consideration by Irish Holdco to the Seller, the Seller shall deliver to the Notary Public written confirmation of such issuance (by email with PDF attachment sufficient) and shall instruct the Notary Public to submit to the competent commercial register a new list of shareholders of the Company reflecting the transfer of the Contributed Shares.

Section 2.04  Exchange Procedures.

(a)  As promptly as reasonably practicable following the date of this Agreement, SPAC shall appoint an exchange agent mutually agreed to by SPAC and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) exchanging SPAC Ordinary Shares on the transfer books of SPAC immediately prior to the SPAC Merger Effective Time for Irish Holdco Ordinary Shares pursuant to Section 2.01(e)(after giving effect to any required Tax withholding as provided under Section 2.06) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging SPAC Public Warrants and SPAC Founder Warrants on the transfer books of SPAC immediately prior to the SPAC Merger Effective Time for Irish Holdco Public Warrants and Irish Holdco Founder Warrants, as applicable, pursuant to Section 2.01(e) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent or SPAC and Irish Holdco determine otherwise, then SPAC and Irish Holdco shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), SPAC shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b)  At the SPAC Merger Effective Time, Irish Holdco shall deposit, or cause to be deposited, with the Exchange Agent (or otherwise delegate authority for the Exchange Agent to effect the issuance), for the benefit of the holders of SPAC Ordinary Shares, SPAC Public Warrants and SPAC Founder Warrants, and for exchange in accordance with this Section 2.04 through the Exchange Agent, (i) Irish Holdco Ordinary Shares in book-entry form representing the number of Irish Holdco Ordinary Shares issuable pursuant to Section 2.01(e) in exchange for the SPAC Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time, (ii) Irish Holdco Public Warrants in book-entry form representing the Irish Holdco Public Warrants issuable pursuant to Section 2.01(e) in exchange for the SPAC Public Warrants, and (iii) Irish Holdco Founder Warrants in book-entry form representing the Irish Holdco Founder Warrants issuable pursuant to Section 2.01(c) in exchange for the SPAC Founder Warrants in each case after giving effect to any required Tax withholding as provided under Section 2.06. All Irish Holdco Ordinary Shares, Irish Holdco Public Warrants and Irish Holdco Founder Warrants deposited with the Exchange Agent (or otherwise the subject to the delegate authority, as aforesaid) shall be collectively referred to in this Agreement as the “Exchange Fund”.

(c)  Any portion of the Exchange Fund that remains unclaimed by SPAC’s shareholders twelve (12) months following the Closing Date shall be surrendered to Irish Holdco or as otherwise instructed by Irish Holdco, and any SPAC Shareholder who has not exchanged his, her or its SPAC Ordinary Shares, SPAC Public Warrants or SPAC Founder Warrants, as applicable, for the Irish Holdco Ordinary Shares, Irish Holdco Public Warrants or Irish Holdco Founder Warrants, as applicable, in accordance with this Section 2.04 prior to that time shall thereafter look only to Irish Holdco for the issuance of the Irish Holdco Ordinary Shares, Irish Holdco Public Warrants or Irish Holdco Founder Warrants, as applicable, without any interest thereon. None of Irish Holdco, the Company, Seller, Merger Sub or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Irish Holdco Ordinary Shares, Irish Holdco Public Warrants or Irish Holdco Founder Warrants remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Irish Holdco free and clear of any claims or interest of any Person previously entitled thereto.

(d)  At the SPAC Merger Effective Time, the transfer books of SPAC shall be closed and there shall be no transfers of SPAC Ordinary Shares, SPAC Public Warrants or SPAC Founder Warrants that were outstanding immediately prior to the SPAC Merger Effective Time.

Section 2.05  Tax Treatment of SPAC Merger and the Contribution. The Parties agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the SPAC Merger and the Contribution, taken together with other relevant transactions, are intended to (a) be undertaken as part of a prearranged, integrated plan and (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”).

Section 2.06  Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, Irish Holdco, Seller and Merger Sub, and each of their Affiliates or agents, shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement or any Ancillary Agreement any amount required to be deducted or withheld under applicable Tax Law and shall timely pay such amounts to the appropriate Taxing Authority; provided, however, that the Parties agree to reasonably cooperate to eliminate or mitigate any such deductions or withholding Taxes. To the extent that any such amounts are deducted or withheld by SPAC, Irish Holdco, Seller or Merger Sub or any of their Affiliates or agents, as the case may be, and paid to the applicable Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement or Ancillary Agreement, as applicable, as having been paid to the Person in respect of which such deduction or withholding was made. To the extent any such amounts are so deducted or withheld from any consideration payable to the Seller, then SPAC, Merger Sub and Irish Holdco shall provide the Seller with proof of payment of such deduction or withholding Taxes to the relevant Governmental Authority without undue delay.

Section 2.07  SPAC Shareholder Dissent Rights

(a)  Subject to Section 2.01(a) and Section 2.01(e) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Islands Companies Act, SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenter's rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of dissenters' rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and no Dissenting SPAC Shareholder shall be entitled to receive, the applicable consideration or any Irish Holdco Founders Warrants unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters' rights under the Cayman Islands Companies Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Islands Companies Act shall cease to be Dissenting SPAC Shares and shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of Irish Holdco Ordinary Shares on the basis of the Cayman Exchange Ratio, without any interest thereon. The SPAC Warrants owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Islands Companies Act shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of Irish Holdco Founder Warrants on the basis of the Cayman Exchange Ratio, without any interest thereon.

(b)  Prior to the Closing Date, SPAC shall give Irish Holdco and the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders (including any notices received by SPAC pursuant to Section 238(2) or Section 238(5) of the Cayman Islands Companies Act) and any withdrawals of such demands, and (ii) the opportunity to consult with SPAC in connection with all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Islands Companies Act.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to SPAC, Irish Holdco and Merger Sub as follows:

Section 3.01  Organization and Qualification; No Insolvency. The Seller is a private company limited by shares duly incorporated and validly existing under the laws of Ireland. No insolvency or similar proceedings have been opened over the assets of the Seller, or, to the knowledge of Seller, have been threatened in writing to be opened.

Section 3.02  Authority Relative to this Agreement. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery, and performance of this Agreement and the Transaction Documents by the Seller and the consummation by the Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller is necessary to authorize entry into, or performance of, this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Company, SPAC, Irish Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 3.03  Capitalization. The Seller is the sole shareholder of the Company and the legal and beneficial owner of 25,000 Company Shares, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s Organizational Documents. Upon delivery to Irish Holdco at the Closing of the Contributed Shares, good and valid title to the Contributed Shares will pass to Irish Holdco, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s Organizational Documents, subject to Irish Holdco having legal capacity and authority to accept such delivery.

Section 3.04  No Conflict; Required Filings and Consents.

(a)  The execution and delivery by the Seller of this Agreement and the Transaction Documents to which it is a party does not and will not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.04(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement and the consummation of the Transactions by the Seller, and compliance with the provisions hereof and thereof will not (i) conflict with or violate any provision of the articles or any equivalent Organizational Documents of the Seller, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.04(b) have been obtained and all filings and obligations described in Section 3.04(b) have been made, conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected, or (iii) result in any violation or breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of or result in termination, amendment, acceleration or cancellation of any obligation, or to the loss of a benefit under any Contract or right to which the Seller is a party or would result in the creation of any Lien (other than any Permitted Lien) on any property or asset or Equity Interest of the Seller pursuant to, any Contract to which the Seller is a party or by which any asset or property of the Seller is bound, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien, however, with respect to clauses (a)(ii) and (a)(iii) only if this, individually or in the aggregate, would prevent the Seller from performing its obligations under this Agreement.

(b)  The execution and delivery by the Seller of this Agreement and the Transaction Documents to which it is a Party does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), any applicable Anti-Corruption Laws and state takeover and foreign investment control laws, rules and regulations of Nasdaq, applicable Antitrust Laws, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act or any other applicable Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent the Seller from performing its obligations under this Agreement.

Section 3.05  Absence of Litigation. There is no litigation, proceeding, cause of action, lawsuit, petition, complaint, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity (an “Action”), pending or, to the knowledge of Seller, threatened in writing against the Seller, or any property or asset of the Seller, before any Governmental Authority.

Section 3.06  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

Section 3.07  No Additional Representations and Warranties. Except as expressly provided in this Agreement and the other Transaction Documents, Seller acknowledges and agrees that SPAC, Irish Holdco and Merger Sub are not making any other representations or warranties whatsoever to the Seller.

Section 3.08  Seller’s Investigation. The Seller is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, Irish Holdco, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Seller together with expert advisors, including legal counsel, that they have engaged for such purpose. The Seller and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC, Irish Holdco and Merger Sub and other information that they have requested in connection with their investigation of SPAC, Irish Holdco, Merger Sub and the Transactions. The Seller is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, Irish Holdco, Merger Sub or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC, Irish Holdco or Merger Sub pursuant to this Agreement. Neither SPAC, Irish Holdco, Merger Sub, nor any of their respective Affiliates or Representatives shall have any Liability to the Seller or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Seller or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in Section 10.17 or the Company Disclosure Schedule, the Company hereby represents and warrants to SPAC, Irish Holdco and Merger Sub, as follows:

Section 4.01  Organization and Qualification; No Insolvency; Enterprise Agreements. Each Company Group Member is a legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the respective jurisdiction of its organization, formation or incorporation, as applicable, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Group Member is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect. No insolvency or similar proceedings have been opened over the assets of any Company Group Member or are, to the knowledge of the Company, threatened to be opened. None of the Company Group Members are illiquid (zahlungsunfähig) or over-indebted (überschuldet). None of the Company Group Members are party to any enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act (Aktiengesetz) or comparable domination or profit sharing or pooling agreements or arrangements under the Laws of any other jurisdictions.

Section 4.02  Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC in the Virtual Data Room a complete and correct copy of the certificate of incorporation, bylaws, articles of association or equivalent Organizational Documents (being articles of association in the case of the Company), each as amended to date, of each Company Group Member. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. No Company Group Member is in violation of any of the provisions of its certificate of incorporation, bylaws, articles of association or equivalent Organizational Documents.

Section 4.03  Capitalization; Subsidiaries.

(a)  The Seller owns 25,000 Company Shares. There are no Equity Interests issued or outstanding in the Company other than the Company Shares which are held by the Seller. A true and complete list of all the Equity Interests issued or outstanding in the Company is set forth in Section 4.03(a) of the Company Disclosure Schedule. All of the outstanding Equity Interests in the Company (i) are duly authorized, validly issued, fully paid and nonassessable (keine Nachschusspflichten) and no repayment or refunds, neither openly nor concealed, have been made, and (ii) have been issued and granted in compliance in all material respects with the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, “GmbHG”), with all preemptive rights and with other requirements set forth in applicable Contracts to which the Company is a party and the Organizational Documents of the Company. The Company Shares validly exist, are, except as disclosed in the articles of association, free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities laws and the Company’s Organizational Documents. Upon transfer to Irish Holdco at the Closing of the Contributed Shares, good and valid title to the Contributed Shares will pass to Irish Holdco, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and the Company’s Organizational Documents, subject to Irish Holdco having legal capacity and authority to accept such delivery.

(b)  A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests (for any German incorporated Company Subsidiary, the most recently published list of shareholders) of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, no Company Group Member directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity or Person. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with the GmbHG and other applicable Laws and all preemptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the Organizational Documents of the Company Subsidiaries. Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary and are free and clear of all Liens, options, rights of first refusal and limitations on any Company Group Member’s voting or transfer rights other than transfer restrictions under applicable securities laws and their respective organizational documents.

(c)  Except as set forth in Section 4.03(c) of the Company Disclosure Schedule and the Company’s Organizational Documents, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company Group Members or obligating any Company Group Member to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, any Company Group Member. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule and the Company’s Organizational Documents, no Company Group Member is a party to, or otherwise bound by, and no Company Group Member has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in any Company Group Member. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or among any holder of Equity Interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of any of the Equity Interests or other securities of any Company Group Member.

(d)  Except as set forth in Section 4.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any Equity Interests of any Company Group Member or any other Person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

Section 4.04  Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Irish Holdco, Merger Sub and the Seller, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the Remedies Exceptions.

Section 4.05  No Conflict; Required Filings and Consents; Shareholder Approval.

(a)  Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices as set forth in Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation, articles or any equivalent Organizational Documents of any Company Group Member, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of any Company Group Member pursuant to any Contract to which any Company Group Member is a party or by which any asset or property of any Company Group Member is bound, however, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, rules and regulations of Nasdaq, applicable Antitrust Laws, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(c)  The Seller, as sole shareholder of the Company, has approved by shareholder’s resolution dated October 2, 2023 the adoption, implementation and consummation of this Agreement and the Transaction Documents as well as the other Transactions contemplated by this Agreement and the Transaction Documents.

Section 4.06  Compliance with Laws; Company Permits; Subsidies.

(a)  Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, in the three (3) years prior to the date hereof, the Company Group Members have been in compliance, in all respects, with all applicable Law, except where such non-compliance would not be material to the Company Group Members as a whole. No Company Group Member has received any notice or other communication from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any applicable Law.

(b)  Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, to the knowledge of the Company, each Company Group Member is in possession of all permits, licenses, approvals, consents, and other authorizations of or from any Governmental Authority necessary for each Company Group Member to own, lease and operate its properties or to carry on its business as it is now being conducted in compliance with all applicable Laws (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Company Permit has, either in part or in full, been cancelled, withdrawn or revoked, and no cancellation, withdrawal or revocation of any of the Company Permits has been threatened in writing, in either case in the past twelve (12) months, except where such cancellation, withdrawal or revocation would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, to the knowledge of the Company, no Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (b) any Company Permit, except for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Company Group Member has received, during the three (3) years preceding the date of this Agreement, any written notices from any Governmental Authority alleging violation of any applicable Laws, except for any violations which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c)  To the knowledge of the Company and except as set forth in Section 4.06(c) of the Company Disclosure Schedule, no Company Group Member has in the last three (3) years prior to the date hereof received any public grant (Zuschuss), allowance, aid or other subsidy (Subvention) exceeding an amount of EUR 250,000 in the individual case.

Section 4.07  Financial Statements.

(a)  Section 4.07(a) of the Company Disclosure Schedule sets forth (i) the audited combined statements of financial position of the Targets and its Subsidiaries as of December 31, 2021 and December 31, 2022 and the related audited combined statements of loss, comprehensive loss, changes in net investment and cash flows of the Targets and its Subsidiaries for each of the two years in the period ended December 31, 2022, together with the auditor’s reports thereon (the “Audited Financial Statements”). The Audited Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the assets, financial condition and results of operations of the Targets and its Subsidiaries as of the dates and for the periods indicated in such Audited Financial Statements in conformity with IFRS, consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Targets and its Subsidiaries.

(b)  The Company has made available to SPAC a true, correct and complete copy of the unaudited combined statement of financial position of the Targets and its Subsidiaries as of June 30, 2023 (the “2023 Balance Sheet”), and the related unaudited combined statements of loss, comprehensive loss, changes in net investment and cash flows of the Targets and its Subsidiaries for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements fairly present, in all material respects, the assets, financial condition and results of operations of Kiepe Electric Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)  There has been no, and there does not currently exist, any fraud, nor an allegation of financial improprieties in writing that involves management of the Targets and its Subsidiaries.

Section 4.08  Absence of Certain Changes or Events. Since December 31, 2022 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, the Company Group Members have conducted their respective businesses in all material respects in the Ordinary Course. There has not been:

(a)  Any event, change, circumstance, state of facts, condition, action or effect, alone or in combination, that has had, or would be reasonably likely to have, individually or in the aggregate a Company Material Adverse Effect; or

(b)  Any event, change, circumstance, state of facts, condition, action or effect that, if such event, change, circumstance, state of facts, condition, action or effect had occurred, existed or been taken during the period from the date of this Agreement through the Closing Date, would constitute or result in a breach of any of the covenants set forth in Section 6.01.

Section 4.09  Absence of Litigation; Product Liability.

(a)  Except as otherwise set forth in Section 4.09(a) of the Company Disclosure Schedule, to the knowledge of the Company, there is no Action pending or threatened in writing against any Company Group Member, or any property or asset of any Company Group Member, before any Governmental Authority where the losses or damages claimed against any Company Group Member exceed €250,000. No Company Group Member nor any material property or asset of any Company Group Member is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

(b)  To the knowledge of the Company and except as otherwise set forth in Section 4.09(b) of the Company Disclosure Schedule, in the last twelve (12) months prior to the date hereof, (i) no claims or complaints exceeding, in the individual case or arising from the same or factually similar fact pattern or circumstances (gleicher oder faktisch ähnlicher Lebenssachverhalt), EUR 250,000 have been raised in writing or text form against any Company Group Member based on actual or alleged structural, serial or otherwise material defects of the products and services of the business and (ii) the Company Group Members have neither terminated the distribution or sale of any product of the business based on any such defects nor voluntarily, or as a result of a legal obligation, recalled or removed from the market any product of the business or improved any product of the business as part of a recall campaign or issued a product warning to customers or consumers of the business, in each case of (i) and (ii) except where such termination, recall, removal, improvement or product warning would not have individually or in the aggregate a Company Material Adverse Effect.

Section 4.10  Employee Benefit Plans.

(a)  Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Plans (excluding any Company Plan that is an employment agreement, offer letter or individual independent contractor or consultant agreement that (i) is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any severance or (ii) does not materially deviate from the Company’s form of such agreement or letter for the applicable region).

(b)  With respect to each Company Plan set forth on Section 4.10(a) of the Company Disclosure Schedule, the Company has provided to SPAC true and complete copies of: (i) the current plan document and all amendments thereto and each trust or other funding arrangement, and (ii) any material, written non-routine correspondence from any Governmental Authority with respect to any such Company Plan within the past year.

(c)  None of the Company Plans is or was within the past six (6) years, nor does any Company Group Member have any current or contingent Liability or obligation (including as a result of its relationship to any of their respective ERISA Affiliates) under or with respect to (i) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, in each case of paragraphs (i) through (iv), to the extent such plan is subject to applicable Laws of the United States, or (v) a defined benefit pension plan subject to substantially similar applicable Laws outside of the United States.

(d)  Except as set forth on Section 4.10(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) a material increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant of any Company Group Member under any Company Plan; (B) any material compensatory payment or benefit becoming due to or in respect of any such individual under any Company Plan; (C) the acceleration of the vesting, funding or timing of material payment of any compensation or benefits payable to or in respect of any such individual; or (D) any increased or accelerated funding obligation with respect to any Company Plan; or (ii) give rise to any “excess parachute payment”, with respect to the Company, within the meaning of Section 280G of the Code. No Company Group Member has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code.

(e)  Except as set forth on Section 4.10(e) of the Company Disclosure Schedule, none of the Company Plans provide for, nor does any Company Group Member have or reasonably expect to have any material Liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of any Company Group Member after termination of employment or service except (i) as set forth in any Company Plan, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) as may be required under applicable Law, including under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full premium cost of coverage.

(f)  (i) To the knowledge of the Company, and except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan is, and has been in the twelve (12) months preceding the date of this Agreement, established, maintained, funded, operated and administered in form and operation, in accordance with its terms and in compliance in all respects with the requirements of all applicable Laws, and (ii) other than routine claims for benefits in the Ordinary Course, no material actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or disputes or proceedings are pending or, to the knowledge of the Company, threatened in connection with any Company Plan or by or on behalf of any participant in any Company Plan, and no Company Plan has within the past year prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority.

(g)  In the twelve (12) months preceding the date of this Agreement, and except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions, and premium or benefit payments) that are due from, or are required to be made by, the Company under the terms of any Company Plan or in accordance with applicable Laws have been made within the time periods prescribed by the terms of each such Company Plan and applicable Laws, as the case may be.

(h)  Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in operational compliance with, and is in documentary compliance with, Section 409A of the Code.

Section 4.11  Labor and Employment Matters.

(a)  In the twelve (12) months preceding the date of this Agreement, to the knowledge of the Company all material compensation, including wages, commissions and bonuses, due and payable to all Employees and individual independent contractors or consultants for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s or applicable employer’s financial statements) same for the withholding of taxes and other sums as required by the appropriate Governmental Authority.

(b)  (i) Except as otherwise set forth in Section 4.11(b)(i) of the Company Disclosure Schedule, there are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of their respective current or former Employees, individual independent contractors or consultants, leased employees, applicants for employment, or any class of the foregoing; (ii) except as otherwise set forth in Section 4.11(b)(ii) of the Company Disclosure Schedule, no Company Group Member is a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to Employees (each a “Labor Agreement”), nor, to the knowledge of the Company, are there any activities or proceedings of any labor union, works council or other labor organization to organize any such Employees; (iii) there are no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened, against any Company Group Member before any Governmental Authority, nor have there been such complaints during the twelve (12) months preceding the date of this Agreement; and (iv) during the twelve (12) months preceding the date of this Agreement, there has not been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other material similar major labor disruption or dispute affecting, or, to the knowledge of the Company, threatened, by or with respect to any Employees.

(c)  To the Company’s knowledge, the Company Group Members are and have been in the twelve (12) months preceding the date of this Agreement in compliance, in all material respects, with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings, immigration, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, social security contributions, health and other insurance contributions and collective bargaining.

Section 4.12  Real Property; Title to Assets.

(a)  Section 4.12(a) of the Company Disclosure Schedule sets forth a description of all real property (including hereditary building rights, in rem leasing or similar in rem rights) owned or co-owned by any Company Group Member (the “Owned Real Property”). The applicable Company Group Member collectively owns good and marketable title to all of the Owned Real Property, free and clear of all Liens except for Permitted Liens, and no piece of Owned Real Property is subject to any pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer any real estate or to create or change any encumbrances, except for such rights as are recorded or referenced in the respective land register.

(b)  Section 4.12(b) of the Company Disclosure Schedule sets forth a description of all real property leased or subleased by any Company Group Member (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), together with a description of the leases and subleases pursuant to which each such Company Group Member holds such interests (such leases and subleases, together with all amendment, waivers and guaranties thereto, the “Leases”). Each Company Group Member, as applicable, holds good and valid interests in each Leased Real Property pursuant to the applicable Lease, free and clear of all Liens except for Permitted Liens. No Company Group Member is in material breach of or default under any Lease, and no Company Group Member has received written notice of an alleged material breach or default under any Lease.

(c)  No Company Group Member has received written notice or, to the Company’s knowledge, oral notice of any condemnation or similar proceeding pertaining to its interests in the Real Property.

(d)  Except as would not have a Company Material Adverse Effect, the assets owned or leased by the Company Group Members are all of the assets used by the Company Group Members with respect to the business of the Company Group Members as conducted in the Ordinary Course, and such assets comprise all of the assets and rights necessary for the ownership and operation of the assets of the Company Group Members and to carry out the business of the Company Group Members in the same manner as of the date of this Agreement.

Section 4.13  Intellectual Property.

(a)  Section 4.13(a) of the Company Disclosure Schedule sets forth a list of all patents and patent applications, registered trademarks, service marks and trade dress and applications for registration thereof and registered copyrights and domain names included in the Company-Owned IP (the “Company-Owned Registered IP”). Each item of Company-Owned Registered IP is subsisting. No Action is pending, or to the knowledge of the Company is threatened, challenging the validity, or enforceability of any issued or registered Company-Owned Registered IP.

(b)  The Company Group Members exclusively own the Company-Owned IP, free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and consummation of the transactions contemplated hereunder will not (i) result in the loss, termination or impairment of any rights of any Company Group Member in any Company IP, or (ii) trigger any contractual requirement for any Company Group Member to pay any additional royalties, fees or other consideration (beyond what the Company Group Members would have been required to pay absent the consummation of such transactions) for the continued use and exploitation of any Company-Licensed IP.

(c)  Except as otherwise set forth in Section 4.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, no Company Group Member has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party in the past three (3) years. No Company Group Member has received any written notice within the past three (3) years alleging or claiming that any Company Group Member, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third party. As of the date of this Agreement, no Action is pending, or to the knowledge of the Company, is threatened, alleging that any Company Group Member has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party in any material respect. To the knowledge of the Company, in the past three (3) years, no third party has infringed, misappropriated or otherwise violated any Company-Owned IP in any material respect. To the knowledge of the Company, (i) no current or former director, officer, equity holder, employee, consultant, contractor, agent or other representative of any Company Group Member owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by any Company Group Member in the conduct of their businesses, and (ii) no funding, resources, facilities, personnel of any Governmental Authority, university, or research institution has been used in the connection with the development of any Intellectual Property developed by or for any Company Group Member, and no Governmental Authority, university or research institution has ownership rights in or a license to (other than as a customer) any Company-Owned IP.

(d)  The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to protect the confidentiality of its trade secrets and other material Confidential Information. No Company Group Member has disclosed any trade secrets or other Confidential Information that is material to the business of the Company or any applicable Company Subsidiaries to any other person other than to Persons who are subject to a contractual, legal or enforceable ethical obligation to maintain the confidentiality of such Confidential Information. Each Person who has developed material Intellectual Property that is purported to be owned by a Company Group Member has assigned all of such Person’s right, title and interest in and to such Intellectual Property to the Company or its applicable Company Subsidiary (other than where such rights have automatically vested in such Company Group Member pursuant to applicable Law).

(e)  The capacity of the Business Systems is sufficient in all material respects for the operation of the businesses of the Company Group Members as currently conducted. The Company and the Company Group Members maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and there has not been any material failure with respect to any of the Business Systems in the past three (3) years that has not been remedied or replaced in all material respects.

(f)  To the knowledge of the Company, the Business Systems are substantially adequate for the operational and business activities of the Company Group Members as currently conducted. The Company and the Company Group Members maintain, and in the twelve (12) months prior to the date hereof have maintained, reasonably adequate disaster recovery plans and have procedures in place to back up data, in each case except where the failure to do so would not have a Company Material Adverse Effect.

(g)  To the knowledge of the Company, the Company Group Members comply, and in the twelve (12) months prior to the date hereof have complied, in all material respects with all applicable Privacy/Data Security Laws, except where the failure to do so would not have a Company Material Adverse Effect. The Company Group Members have each implemented reasonably adequate data security safeguards designed to protect the security and integrity of its Business Systems. In the twelve (12) months prior to the date hereof, the Business Systems: (A) have not experienced any (i) complete breakdowns, (ii) known successful cyber-attacks, or (iii) to the Company’s knowledge, data losses, which in each case have caused a Company Material Adverse Effect, and (B) to the Company’s knowledge, do not contain any viruses, trojan horses, or other malicious or unauthorized code or devices that do or could materially impair the operation of the Business Systems in any material respect.

Section 4.14  Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a)  The Company Group Members have (i) duly and timely filed all material Tax Returns required to be filed by the Company Group Members (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all respects and (ii) paid all material Taxes that are required to have been paid by the Company Group Members (whether or not shown as due on any Tax Return).

(b)  No Company Group Member has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)  No Company Group Member is currently the subject of any audit, examination, investigation or other proceeding in respect of any amount of material Taxes, and no such audit, examination, investigation or other proceeding is pending or has been proposed or threatened in writing.

(d)  No Company Group Member is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or agreement, in each case, other than an agreement or contract entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

(e)  Each Company Group Member has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(f)  No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group comprised only of the Company and/or the Company Subsidiaries).

(g)  No Company Group Member has any request for a ruling in respect of Taxes pending with any Tax authority.

(h)  No Company Group Member has within the last two (2) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i)  No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-U.S. Tax Law.

(j)  No Tax authority has asserted in writing or, to the knowledge of the Company, has threatened in writing to assert against any Company Group Member any deficiency or claim for any material Taxes, which is still pending or unresolved.

(k)  There are no material Tax liens upon any assets of any Company Group Member except for Permitted Liens.

(l)  No Company Group Member maintains on office or fixed place of business in a country other than the country in which it is organized.

(m)  No Company Group Member has taken or agreed to take any action, and none of them intend to or plan to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the SPAC Merger and the Contribution, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment.

Section 4.15  Environmental Matters.

(a)  Except as otherwise set forth in Section 4.15(a) of the Company Disclosure Schedule, to the knowledge of the Company, the Company Group Members are currently, and have been for the past five (5) years, in compliance with all Environmental Laws, and have not received any Environmental Notice or Environmental Claim which, in each case, either remains pending or unresolved or the source of ongoing obligations or requirements, except where any noncompliance with Environmental Laws, Environmental Notice or Environmental Claim would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Except as otherwise set forth in Section 4.15(b) of the Company Disclosure Schedule, to the knowledge of the Company, no Company Group Member has received in the past five (5) years notice from any Governmental Authority that such Company Group Member is subject to any pending action, order or actual or alleged Liability based upon any Environmental Law, except where any such action, order or actual or alleged Liability would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16  Material Contracts.

(a)  Except as set forth on Section 4.16(a) of the Company Disclosure Schedule, no Company Group Member is a party to or bound by any Material Contract. Section 4.16(a) of the Company Disclosure Schedule lists any and all Contracts to which the any of the Company Group Members is a party (other than Company Plans) that (collectively the “Material Contracts”):

(i)  involves or would reasonably be expected to involve aggregate consideration paid or payable to or by any Company Group Member or capital expenditures of more than €1,000,000, in the aggregate, over any 12-month period;

(ii)  provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of €1,000,000;

(iii)  is with the Company Group Members’ top ten (10) customers and top ten (10) suppliers based on the aggregate amounts paid by or to the Company Group Members in the fiscal year ending December 31, 2022;

(iv)  pursuant to which any Company Group Member receives any “preferred pricing” or similar benefit that is utilized by any Company Group Member;

(v)  evidences Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any Person a security interest in or Lien on any of the property or assets of any Company Group Member, and all agreements or instruments guarantying the debts or other obligations of any Person other than a Company Group Member;

(vi)  is a partnership, joint venture, strategic alliance, cooperation or similar agreement with respect to any business or assets of the Company Group Members, taken as a whole;

(vii)  (A) grants any third party any license or other right to use any material Company-Owned IP, other than non-exclusive licenses entered into in the Ordinary Course, or (B) grants any Company Group Member any license or other right to use any material Company-Licensed IP other than shrink-wrap, click-wrap, and off-the-shelf software licenses, and other non-exclusive licenses of unmodified, commercially available software with license fees less than €500,000 per year;

(viii)  require the Company to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis;

(ix)  would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s or the Seller’s ability to consummate the Transactions or Irish Holdco’s or the Company’s ability to own and/or to conduct the businesses after the Closing;

(x)  would be considered a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other Contract that is material to any Company Group Member, taken as a whole; and

(xi)  constitutes a commitment to enter into any Contract of the type described in clauses (i) through (xii) of this Section 4.16(a).

(b)  Except as set forth on Section 4.16(b) of the Company Disclosure Schedule:

(i)  subject to the Remedies Exception, each Material Contract is a legal, valid and binding obligation, enforceable against the Company Group Members in accordance with its respective terms, and, to the knowledge of the Company, the other parties thereto;

(ii)  no Company Group Member is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party;

(iii)  to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract;

(iv)  no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect, individually or in the aggregate; and

(v)  no party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c)  To the knowledge of the Company, each of the Material Contracts has been concluded on arm’s length terms and conditions.

Section 4.17  Insurance. With respect to each insurance policy (including insurance policies providing for coverage for all risks which mandatory applicable Law requires to be insured) under which any Company Group Member is an insured (the “Insurance Policies”), except as would not be expected to result in a Company Material Adverse Effect individually or in the aggregate: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect, and all premiums through the Closing Date have been paid; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of the Company, there are no claims under the Insurance Policies exceeding €50,000 in the individual case.

Section 4.18  Sanctions and Export Control Laws.

(a)  No Company Group Member nor any of their respective directors, officers, nor, to the Company’s knowledge, employees or any of their respective agents is (i) a Restricted Person, or (ii) when acting in their capacity as such, engaged in currently or previously within the past five (5) years in any dealings or transactions with a Restricted Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

(b)  No Company Group Member nor any of their respective directors, officers, nor, to the Company’s knowledge, employees or any of their respective agents (in each case in their capacity as such), is in violation of, or has violated during the five (5) years preceding the date of this Agreement, Sanctions Laws or Export Control Laws, in any material respect.

(c)  No Company Group Member, nor to the Company’s knowledge, any of their respective directors, officers, employees or agents (in each case in their capacity as such):

(i)  is or has been during the five (5) years preceding the date of this Agreement the subject of any action, suit, claim, proceeding, prosecution, settlement, formal notice, or governmental investigation with respect to Sanctions Laws or Export Control Laws; or

(ii)  made during the five (5) years preceding the date of this Agreement a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws or Export Control Laws.

(d)  Any provision of this Section 4.18 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

Section 4.19  Certain Business Practices.

(a)  To the Company’s knowledge, in the last three (3) years, no Company Group Member nor any of their respective directors, officers or employees or any agents of any Company Group Member, has made any unlawful payments, contributions, or gifts to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws or Anti-Money Laundering Laws or made any payment that would constitute bribery in contravention of the Anti-Corruption Laws.

(b)  To the Company’s knowledge, in the last three (3) years, no Company Group Member nor any of their respective directors, officers, agents or employees have been subject to any criminal or administrative investigations or proceedings which resulted, or can reasonably be expected to result, in a fine or penalty due to a violation of applicable Laws exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case.

Section 4.20  Interested Party Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course, there are, and for the past three (3) years there have been, no transactions or Contracts between any Company Group Member (other than the Targets and their Subsidiaries), on the one hand, and any director, officer, equityholder or Affiliate of any of the foregoing persons on the other.

Section 4.21  Anti-Takeover Laws. Assuming the accuracy of the representations and warranties of Irish Holdco set forth herein, no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover enacted under the Laws of Germany apply to this Agreement or any of the Transactions.

Section 4.22  Brokers. Except as set forth on Section 4.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.23  No Additional Representations and Warranties. Except as expressly provided in this Agreement and the other Transaction Documents, the Company acknowledges and agrees that SPAC, Irish Holdco and Merger Sub are not making any other representations or warranties whatsoever to the Company.

Section 4.24  The Company’s Investigation. The Company is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, Irish Holdco, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC, Irish Holdco and Merger Sub and other information that they have requested in connection with their investigation of SPAC, Irish Holdco, Merger Sub and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, Irish Holdco, Merger Sub or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC, Irish Holdco or Merger Sub pursuant to this Agreement. Neither SPAC, Irish Holdco, Merger Sub, nor any of their respective Affiliates or Representatives shall have any Liability to the Company or its shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.

Article V.
REPRESENTATIONS AND WARRANTIES OF SPAC, IRISH HOLDCO AND MERGER SUB

Except as (i) disclosed in the SPAC SEC Reports filed or submitted on or prior to the date hereof, or (ii) as set forth in the SPAC Disclosure Schedule, SPAC, Irish Holdco and Merger Sub hereby jointly and severally represent and warrant to the Seller and the Company as follows:

Section 5.01  Corporate Organization; Good Standing; Subsidiaries; Qualification.

(a)  Each of SPAC and Merger Sub is an exempted company, corporation or limited liability company, as applicable, and Irish Holdco is a public limited company, in each case, duly incorporated or organized, validly existing and, to the extent such concept exists under the Laws applicable to it, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable.

(b)  SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

(c)  Merger Sub is the only Subsidiary of Irish Holdco. Except for Merger Sub, Irish Holdco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

(d)  Irish Holdco was incorporated as an Irish public limited company on July 13, 2023. Hans-Jörg Grundmann is the sole shareholder of Irish Holdco. Merger Sub was formed as a Cayman Islands exempted company on September 8, 2023, solely for the purpose of participating in the Transactions. Neither Irish Holdco nor Merger Sub has, nor will have at any time prior to the SPAC Merger Effective Time, any assets or liabilities other than those incidental to its formation and maintenance, except as specifically contemplated by this Agreement. Neither Irish Holdco nor Merger Sub has engaged, nor will engage at any time prior to the SPAC Merger Effective Time, in any activities other than those incidental to its formation and maintenance, except as specifically contemplated by this Agreement.

(e)  Each of SPAC, Irish Holdco and Merger Sub is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the laws of each jurisdiction where the character of its proper ties or assets owned, leased or operated by it, its activities, or the location of the proper ties or assets owned, leased or operated by it requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.02  Organizational Documents. SPAC has heretofore furnished to the Company complete and correct copies of the Organizational Documents of SPAC, Irish Holdco and Merger Sub and such Organizational Documents are in full force and effect. None of SPAC, Irish Holdco or Merger Sub is in material violation of any of the provisions of its respective Organizational Documents.

Section 5.03  Capitalization.

(a)  The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (i) 17,473,772 SPAC Class A Ordinary Shares are issued and outstanding (including those subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) one SPAC Class B Ordinary Share is issued and outstanding, which is validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury of SPAC, (iv) 21,614,362 SPAC Warrants (consisting of 13,188,830 SPAC Public Warrants and 8,425,532 SPAC Founders Warrants) are issued and outstanding, and (v) 13,188,830 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Class B Ordinary Shares will convert into SPAC Class A Ordinary Shares at the Closing pursuant to the terms of the SPAC Formation Document.

(b)  As of the date of this Agreement and immediately prior to the SPAC Merger Effective Time, the issued and outstanding capital of Irish Holdco amounts to €25,000 and consists of 25,000 Irish Holdco Deferred Shares and Hans-Jörg Grundmann owns 100% of the Equity Interests in Irish Holdco free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Irish Holdco’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which Irish Holdco is a party and the organizational documents of Irish Holdco.

(c)  As of the date of this Agreement and immediately prior to the SPAC Merger Effective Time, the issued share capital of Merger Sub consists of 1,000 shares with a par value of $1.00 each and Irish Holdco owns 100% of the Equity Interests in Merger Sub free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Merger Sub’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which Merger Sub is a party and the organizational documents of Merger Sub.

(d)  All outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Formation Document.

(e)  Except for this Agreement, the SPAC Warrants, the SPAC Class B Ordinary Share and the Non-Redemption Agreements, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other Equity Interests in, SPAC. All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance in accordance with the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement and any other agreement set forth in the SPAC SEC Reports, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the Equity Interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(f)  As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or shares of Irish Holdco or Merger Sub or obligating Irish Holdco or Merger Sub to issue or sell any shares of capital stock or shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or shares, or other equity or other voting interests in, Irish Holdco or Merger Sub. As of the date of this Agreement, neither Irish Holdco or Merger Sub is a party to, or otherwise bound by, and neither Irish Holdco or Merger Sub has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or shares of, or other securities or ownership interests in, Irish Holdco or Merger Sub. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Irish Holdco or Merger Sub is a party, or to SPAC’s knowledge, among any holder of Equity Interests to which Irish Holdco or Merger Sub is not a party, with respect to the voting or transfer of such Equity Interests.

Section 5.04  Authority Relative to This Agreement. Each of SPAC, Irish Holdco and Merger Sub has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to the receipt of SPAC Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Irish Holdco and Merger Sub and the consummation by each of SPAC, Irish Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of SPAC, Irish Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the SPAC Shareholder Approval). This Agreement has been duly and validly executed and delivered by SPAC, Irish Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Seller and the Company, constitutes a legal, valid and binding obligation of SPAC, Irish Holdco or Merger Sub, enforceable against SPAC, Irish Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by each of SPAC, Irish Holdco and Merger Sub does not, and the performance of this Agreement by each of SPAC, Irish Holdco and Merger Sub will not, subject to receipt of the SPAC Shareholder Approval, (i) conflict with or violate the Organizational Documents of SPAC, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC, Irish Holdco or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Irish Holdco or Merger Sub pursuant to, any Contract to which each of SPAC, Irish Holdco or Merger Sub is a party or by which each of SPAC, Irish Holdco or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b)  The execution and delivery of this Agreement by each of SPAC, Irish Holdco and Merger Sub do not, and the performance of this Agreement by each of SPAC, Irish Holdco and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, rules and regulations of Nasdaq, applicable Antitrust Laws, and filing and recordation of appropriate merger documents as required by Cayman Islands Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent SPAC, Irish Holdco or Merger Sub from performing its material obligations under this Agreement.

Section 5.06  Compliance. None of SPAC, Irish Holdco or Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Irish Holdco or Merger Sub or by which any property or asset of SPAC, Irish Holdco or Merger Sub is bound or affected, or (b) any material Contract to which SPAC, Irish Holdco or Merger Sub is a party or by which SPAC, Irish Holdco or Merger Sub or any property or asset of SPAC, Irish Holdco or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.07  SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)  SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since November 2, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect that have not been filed by SPAC with the SEC and that are required to be filed pursuant to the applicable Law. Except as set forth on Section 5.07(a) of the SPAC Disclosure Schedule, as of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)  Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been, and would not reasonably be expected to be, individually or in the aggregate, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)  Except as and to the extent set forth in the SPAC SEC Reports, none of SPAC, Irish Holdco or Merger Sub has any Liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (A) liabilities incurred in the Ordinary Course subsequent to March 31, 2023, and (B) liabilities for fees and expenses incurred in connection with the Transactions.

(d)  Except as set forth on Section 5.07(d) of the SPAC Disclosure Schedule, SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)  SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)  SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since March 31, 2023, there have been no material changes in SPAC’s internal control over financial reporting.

Section 5.08  Absence of Certain Changes or Events. Since March 31, 2023 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course.

Section 5.09  Absence of Litigation. To the knowledge of SPAC, as of the date hereof, there is no Action pending or threatened in writing against SPAC, or any property or asset of SPAC, before any Governmental Authority.

Section 5.10  Material Contracts.

(a)  SPAC has filed as an exhibit to the SPAC SEC Reports each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b)  Each Contract of a type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, was entered into at arm’s length. Except as set forth on Section 5.10(b) of the SPAC Disclosure Schedule and except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of the SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) the SPAC and, to the knowledge of the SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.11  Board Approval; Vote Required.

(a)  The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and SPAC Shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the SPAC Shareholders approve and adopt this Agreement and the SPAC Merger, and directed that this Agreement and the SPAC Merger be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders’ Meeting.

(b)  The only vote of the holders of any class of share capital of SPAC necessary to approve the Transactions is the affirmative vote (in person or by proxy) of (x) such persons required to pass the Ordinary Resolution Proposals under Cayman Islands Law and the SPAC Formation Document, being the holders of a simple majority of the issued and outstanding SPAC Ordinary Shares who attend and are entitled to vote at the SPAC Shareholders’ Meeting and vote in favor of the Ordinary Resolution Proposals and (y) such persons required to pass a Special Resolution under Cayman Islands Law and the SPAC Formation Document, being the holders of at least two-thirds (2/3) of the issued and outstanding SPAC Ordinary Shares who attend and are entitled to vote at the SPAC Shareholders’ Meeting and vote at such SPAC Shareholders’ Meeting in favor of the Special Resolution Proposal (such affirmative votes, together, the “SPAC Shareholder Approval”).

(c)  The sole director of Merger Sub, by written resolutions has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub, and (ii) approved this Agreement and the Transactions and declared their advisability.

(d)  The approval of Irish Holdco, as the sole shareholder of Merger Sub, is the only required shareholder approval necessary for Merger Sub to consummate the SPAC Merger, such approval to be by way of written special resolution.

(e)  The Irish Holdco Board has unanimously determined that entry into this Agreement, the Transaction Documents to which Irish Holdco is party and the Transactions, including the issuance of Merger Consideration pursuant to the SPAC Merger and the issue of the Share Consideration pursuant to the Share Contribution Agreement is in the best interests of Irish Holdco, and has approved, among other things, the execution of this Agreement and the Transaction Documents to which Irish Holdco is a party and approved the Transactions contemplated hereby and thereby.

Section 5.12  No Prior Operations. Since their formation, neither Irish Holdco nor Merger Sub has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Neither Irish Holdco nor Merger Sub has operations, has generated any revenues or has any Liabilities other than those incurred in connection with the foregoing or in association with the Transactions.

Section 5.13  Brokers. Except as set forth on Section 5.13 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Irish Holdco or Merger Sub.

Section 5.14  SPAC Trust Fund. As of the date of this Agreement, SPAC has $114,442,447.43 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in U.S. government treasury obligations with maturities of 185 days or less, in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, as amended, which invest only in direct U.S. government treasury obligations, or, if permitted, in cash in a demand deposit account, and held in trust by Continental (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 28, 2021, between SPAC and the Trustee, as amended pursuant to the Amendment to Investment Management Trust Agreement, dated as of August 1, 2023, between SPAC and the Trustee (as amended, the “Trust Agreement”). The Trust Agreement has not been subsequently amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by SPAC. There are no separate Contracts (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than SPAC Shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to SPAC Formation Document) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owned by SPAC as a result of assets of SPAC or interest or other income earned on the assets of SPAC; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Formation Document. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Shareholder in its capacity as a SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to SPAC Shareholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.

Section 5.15  Undisclosed Liabilities. Except as set forth in Section 5.15 of the SPAC Disclosure Schedule, as of the date hereof there is no Liability of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities provided for in, or otherwise reflected or reserved for on, the financial statements of SPAC or disclosed in the notes thereto.

Section 5.16  Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, SPAC has never employed any employees. Other than consultants and advisors retained in the Ordinary Course (including in connection with the Transactions) or as described in the SPAC SEC Reports, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied Liability with respect to any employee, officer or director of SPAC or any of its Affiliates. SPAC and its ERISA Affiliates have never and do not currently maintain, sponsor, contribute to (or have any obligation to maintain, sponsor or contribute to) or have any direct or indirect Liability (whether absolute or contingent) under any Plan or other “employee benefit plan” (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (whether alone or together with any other event or circumstance) (i) result in any payment becoming due to any director, officer or employee of SPAC or any of its Affiliates, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party or otherwise bound which requires payment by any Person of a Tax gross-up or Tax reimbursement payment to any other Person.

Section 5.17  Taxes. Except as set forth in Section 5.17 of the SPAC Disclosure Schedule:

(a)  SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct in all material respects and (ii) has paid all material Taxes that are required to have been paid by it (whether or not shown as due on any Tax Return).

(b)  SPAC has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)  SPAC is not currently the subject of any audit, examination, investigation or other proceeding in respect of a material amount of material Taxes and no such audit, examination, investigation or other proceeding has been proposed or threatened in writing.

(d)  SPAC is not a party to or bound by, and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement other than any such agreement, contract, or arrangement entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

(e)  SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(f)  SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(g)  SPAC does not have any request for a material ruling in respect of Taxes pending with any Tax authority.

(h)  SPAC has not within the last two (2) years distributed shares or stock of another Person, or had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i)  SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)  There are no material Tax liens upon any assets of SPAC except for Permitted Liens.

(k)  No Tax authority has asserted in writing or, to the knowledge of SPAC, has threatened in writing to assert against SPAC any deficiency or claim for any material Taxes, which is still pending or unresolved.

(l)  Each of SPAC, Irish Holdco and Merger Sub is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes. Neither SPAC, Irish Holdco nor Merger Sub is a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a “domestic corporation” as a result of the application of Section 7874(b) of the Code.

(m)  Neither SPAC, Irish Holdco nor Merger Sub has taken or agreed to take any action, nor intends nor plans to take any action, nor has any knowledge of any fact or circumstance that could reasonably be expected to prevent the SPAC Merger and the Contribution, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment.

Section 5.18  Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PEGRU.” The issued and outstanding SPAC Class A Ordinary Shares that were originally issued as part of the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PEGR.” The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PEGRW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. Other than the Transactions, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

Section 5.19  Sanctions and Export Control Laws.

(a)  None of SPAC, Irish Holdco or Merger Sub nor any of their respective directors, officers, employees, or, to SPAC’s knowledge, agents (in each case acting in their capacity as such) is (i) a Restricted Person, (ii) engaged in currently or previously within the past five (5) years in any dealings or transactions with Restricted Person or in any Sanctioned Country in violation of applicable Sanctions Laws, or (iii) in violation of, or has violated during the five (5) years preceding the date of this Agreement, Sanctions Laws or Export Control Laws.

(b)  None of SPAC, Irish Holdco or Merger Sub nor any of their respective directors, officers, employees, or, to SPAC’s knowledge, agents (in each case acting in their capacity as such) (i) is or has been during the five (5) years preceding the date of this Agreement subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws or Export Control Laws or (ii) made during the five (5) years preceding the date of this Agreement a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws or Export Control Laws.

(c)  Any provision of this Section 5.19 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

Section 5.20  Certain Business Practices.

(a)  To SPAC’s knowledge, in the last three (3) years neither SPAC nor any of its respective directors, officers or employees or agents has made any unlawful payments, contributions, or gifts to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws or Anti-Money Laundering Laws or made any payment that would constitute bribery in contravention of the Anti-Corruption Laws.

(b)  To SPAC’s knowledge, in the last three (3) years, none of SPAC, Irish Holdco or Merger Sub nor any of their respective directors, officers, agents or employees have been subject to any criminal or administrative investigations or proceedings which resulted, or can reasonably be expected to result, in a fine or penalty due to a violation of applicable Laws exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case.

Section 5.21  Investment Company Act. None of SPAC, Irish Holdco or Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940.

Section 5.22  Affiliate Transactions. Section 5.22 of the SPAC Disclosure Schedule sets forth all Contracts between (a) SPAC, Irish Holdco or Merger Sub on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC, Irish Holdco, Merger Sub or Sponsor, on the other hand (each Person identified in this clause (b), an “SPAC Related Party”). Except as set forth in Section 5.22 of the SPAC Disclosure Schedule, no SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, Irish Holdco or Merger Sub, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC, Irish Holdco or Merger Sub or (C) owes any material amount to, or is owed material any amount by, SPAC, Irish Holdco or Merger Sub. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.22 are referred to herein as “SPAC Related Party Transactions.”

Section 5.23  No Additional Representations and Warranties. Except as expressly provided in this Agreement and the other Transaction Documents, SPAC acknowledges and agrees that the Seller and the Company are not making any other representations or warranties whatsoever to SPAC.

Section 5.24  SPAC’s Investigation. Each of SPAC, Irish Holdco and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company Group Members and the Transactions, which investigation, review and analysis were conducted by SPAC, Irish Holdco and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Irish Holdco, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company Group Members and other information that they have requested in connection with their investigation of the Company Group Members and the Transactions. None of SPAC, Irish Holdco or Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member, the Seller or any of their respective Representatives, except as expressly set forth in Article III or Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company, the Seller nor any of their respective Affiliates or Representatives shall have any Liability to SPAC, Irish Holdco or Merger Sub or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Irish Holdco or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC, Irish Holdco and Merger Sub acknowledge that neither the Company, the Seller nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

Article VI.
CONDUCT OF BUSINESS

Section 6.01  Conduct of Business by the Company.

(a)  The Seller hereby instructs the Company to, and the Company agrees that it shall, and shall cause each Company Subsidiary to, from the date of this Agreement through the earlier of the Closing and the valid termination of this Agreement, except (1) as may be expressly contemplated by any other provision of this Agreement, any Ancillary Agreement or the SPA, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  conduct their business in the Ordinary Course consistent with past practice; and

(ii)  use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries, and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has business relations.

(b)  Except (1) as may expressly contemplated by any other provision of this Agreement, any Ancillary Agreement or the SPA, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable), prior to taking such actions), the Company and the Seller shall not, and the Company shall cause each Company Subsidiary not to, from the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  amend or otherwise change any Organizational Documents of the Company or any Company Subsidiary;

(ii)  other than seeking, negotiating and consummating transactions pursuant to Financing Agreements, transfer, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets (other than Intellectual Property) of the Company or any Company Subsidiary;

(iii)  sell, assign, transfer, pledge, encumber, license, abandon, or otherwise dispose of any material Intellectual Property, other than in the Ordinary Course;

(iv)  form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)  declare, set aside, make or pay, or propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise or any combination thereof, with respect to any of its Equity Interests;

(vi)  (A) adjust, reclassify, combine, split, subdivide, redeem, purchase, repurchase, or otherwise acquire, directly or indirectly, any of its Equity Interests; or (B) merge, consolidate, combine or amalgamate with any Person;

(vii)  acquire or sell (including by merger, amalgamation, consolidation, combination or acquisition of stock or shares or substantially all of the assets or any other business combination) (i) any assets outside the Ordinary Course or (ii) any corporation, partnership, other business organization or any division thereof;

(viii)  incur any Indebtedness outside the Ordinary Course or enter into any arrangements for a debt or equity offering;

(ix)  assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(x)  authorize, recommend, propose or announce an intention to adopt a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xi)  other than as appropriate to comply with applicable Law, as contemplated by the applicable Company Plan or otherwise in the Ordinary Course, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant (including any bonuses or similar awards in connection with the consummation of the Transactions), (B) enter into any new, or materially amend any existing, employment, retention, pension, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant (excluding any employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any severance), (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) establish or become obligated under any collective bargaining agreement or other Contract with a labor union, trade union, works council, or other representative of employees;

(xii)  adopt, amend and/or terminate any material Company Plan except as may be appropriate to comply with applicable Law or health and welfare plan renewals in the Ordinary Course;

(xiii)  materially amend accounting policies or procedures, other than as required by HGB or IFRS;

(xiv)  except as required by applicable Law, (A) change any material method of Tax accounting, (B) make, change or rescind any material election relating to Taxes, or (C) settle or compromise any Tax audit, assessment, claim, controversy or proceeding relating to a material amount of Taxes;

(xv)  (A) except in the Ordinary Course, (i) amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any such Material Contract, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, except for Contracts in the Ordinary Course that involves consideration paid or payable to or by the Company or any Company Subsidiary of less than EUR 250,000; or (ii) amend, modify, supplement, restate or waive any terms of, or terminate, the SPA;

(xvi)  engage in any dealings or transactions (A) with any Restricted Person in violation of applicable Laws; (B) in any Sanctioned Country in violation of applicable Laws; or (C) involving any violation of Sanction Laws or Export Control Laws;

(xvii)  waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed EUR 250,000 individually or EUR 500,000 in the aggregate;

(xviii)  enter any new line of business outside of its existing business as of the date hereof;

(xix)  make or authorize capital expenditures, other than in the Ordinary Course; or

(xx)  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any fiduciary duties), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control or direct the Ordinary Course operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, in accordance with the terms and subject to the conditions hereof, complete control and supervision of its respective operations, as required by Law. The Company may obtain financing from third parties between the date hereof and the Closing if it obtains the prior written consent of SPAC.

Section 6.02  Conduct of Business by SPAC, Irish Holdco and Merger Sub.

(a)  Except (1) as may expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.02 of the SPAC Disclosure Schedule and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement, SPAC shall (x) conduct their business in the Ordinary Course consistent with past practice and (y) shall not, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  amend or otherwise change any Organizational Documents of the SPAC;

(ii)  other than (1) seeking, negotiating and consummating transactions pursuant to Financing Agreements or (2) existing obligations under the Non-Redemption Agreements, transfer, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of SPAC, Irish Holdco or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of SPAC, Irish Holdco or Merger Sub; or (B) any material assets of SPAC, Irish Holdco or Merger Sub;

(iii)  form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)  declare, set aside, make or pay, or propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise or any combination thereof, with respect to any of its Equity Interests;

(v)  adjust, reclassify, combine, split, subdivide, redeem, purchase, repurchase, or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi)  acquire or sell (including by merger, amalgamation, consolidation, combination or acquisition of stock or shares or substantially all of the assets or any other business combination) (i) any assets outside the Ordinary Course or (ii) any corporation, partnership, other business organization or any division thereof;

(vii)  incur any Indebtedness or enter into any arrangements for a debt or equity offering other than Liabilities that qualify as SPAC Transaction Expenses (including, for the avoidance of doubt, any Working Capital Loans) ;

(viii)  assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(ix)  authorize, recommend, propose or announce an intention to adopt a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC, Irish Holdco or Merger Sub;

(x)  materially amend accounting policies or procedures, other than as required by GAAP;

(xi)  except as required by applicable Law, (A) change any material method of Tax accounting, (B) make, change or rescind any material election relating to Taxes, or (C) settle or compromise any Tax audit, assessment, claim, controversy or proceeding relating to a material amount of Taxes;

(xii)  enter any new line of business outside of its existing business as of the date hereof;

(xiii)  amend or grant or establish any new forms of compensation or benefits to any current or former employee, officer, director or individual independent contractor or other consultant of SPAC;

(xiv)  amend the Trust Agreement or any other agreement related to the Trust Account; or

(xv)  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC, Irish Holdco or Merger Sub to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any fiduciary duties), and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the Ordinary Course operations of SPAC, Irish Holdco or Merger Sub prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, in accordance with the terms and subject to the conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03  No Claims Against Trust Account. The Seller and the Company hereby acknowledges that SPAC has established the Trust Account containing the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Seller and the Company (on behalf of itself and its Affiliates) hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account and shall not make any claim or seek recourse against the Trust Account or any funds distributed therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal Liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of the Seller and the Company hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason whatsoever.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01  Registration Statement.

(a)  As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon, and Irish Holdco shall file with the SEC, a registration statement on Form F-4 in connection with the registration under the Securities Act of Irish Holdco Ordinary Shares, Irish Holdco Public Warrants and the Irish Holdco Founders Warrants to be issued to the security holders of SPAC or, as applicable, automatically adjusted pursuant to this Agreement for the benefit of the SPAC Shareholders (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to Irish Holdco and which will be used as a proxy statement with respect to the SPAC Shareholders’ Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by the SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of SPAC, the Company and the Seller shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, subject to Section 7.06, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) cause the Registration Statement / Proxy Statement to be declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC, the Company and the Seller shall promptly furnish all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.01; provided, however, that neither SPAC, the Company nor the Seller shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. Irish Holdco shall promptly advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Irish Holdco Ordinary Shares for offering or sale in any jurisdiction, and each of SPAC and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b)  SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time that the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to SPAC, Irish Holdco or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to the SPAC or its Affiliates, officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c)  The Company represents that the information supplied by the Company with respect to the Company and the Company Subsidiaries for inclusion in the Registration Statement / Proxy Statement, shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time that the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company shall promptly inform SPAC. After the Closing, all documents that Irish Holdco is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 7.02  SPAC Shareholders’ Meeting. SPAC shall: (i) take all action necessary under applicable Law and the SPAC Formation Document to call, give notice of, convene and hold a meeting of its shareholders (the “SPAC Shareholders’ Meeting”) to seek (A) adoption and approval of this Agreement by the holders of SPAC Ordinary Shares in accordance with applicable Law and exchange rules and regulations, (B) approval of the provisions of the Organizational Documents of Irish Holdco as such approval may be required under applicable Law, (C) approval of the SPAC Merger and (D) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (C), together, the “Transaction Proposals”, such proposals in clauses (A), (B) and (D) together, the “Ordinary Resolution Proposals” and such proposal in clause (C), the “Special Resolution Proposal”), which SPAC Shareholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the SPAC Shareholders’ Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that SPAC’s shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify the SPAC Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC may adjourn the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to SPAC’s shareholders or, if as of the time for which the SPAC Shareholders’ Meeting is scheduled there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals.

Section 7.03  Access to Information; Confidentiality.

(a)  From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) subject to the applicable Laws, provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to (1) provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate the terms of any confidentiality provisions in any Contract with a third party, or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or (2) conduct sampling or testing of environmental media at any property.

(b)  All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.04  Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Article IX, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.04. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (1) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company or any of its Subsidiaries, (2) the sale or transfer of the assets of the Company and its Subsidiaries to any Person, excluding any inventory or immaterial assets sold or transferred in the Ordinary Course, or (3) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand; provided, however, that the Kiepe Acquisition (and any equity or equity-linked financing transaction entered into by the Company or any Company Subsidiary in connection therewith) shall not constitute an Alternative Transaction, and (B) with respect to SPAC, Irish Holdco and Merger Sub, any direct or indirect acquisition of assets of business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, such as the “initial business combination” under SPAC’s initial IPO prospectus with any third party. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.04 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.04 by such Party.

Section 7.05  Employee Matters.

(a)  Irish Holdco shall, or shall cause its applicable Subsidiary to, provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits (but not for accrual of benefits under a defined benefit pension plan), as applicable, under any Plan established or maintained by Irish Holdco or any of its Subsidiaries (excluding any equity incentive compensation, retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Closing with the Company or the Company Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Irish Holdco shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Plans established or maintained by Irish Holdco or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. If and to the extent required by (x) applicable Law or (y) the terms of a Plan, following the Closing, Irish Holdco shall honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)  Prior to the Closing Date, the SPAC Board shall approve and, subject to the receipt of approval by the SPAC Shareholders to the extent such approval is required by applicable law, adopt a long-term incentive plan, in a form and substance reasonably acceptable to SPAC and the Company (the “LTIP”), pursuant to which, after Closing, Irish Holdco may grant cash and equity incentive awards and compensation to eligible employees, directors or consultants of Irish Holdco and its Subsidiaries. For the avoidance of doubt, the LTIP shall be implemented after the Closing Date.

(c)  The provisions of this Section 7.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Plan of the Company or shall require the Company, SPAC, Merger Sub or any of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.06  Tax Matters.

(a)  Each Party agrees to act in good faith, consistent with the Intended Tax Treatment, and use reasonable best efforts to cause the SPAC Merger and the Contribution, taken together with other relevant transactions, to qualify for the Intended Tax Treatment. Neither Irish Holdco nor its Affiliates (i) has any current plan or intention to take any action, make any Tax election or engage in any transaction that would result in the liquidation of SPAC for U.S. federal income tax purposes, or (ii) will take any such action, make any such election, or engage in any such transaction within two (2) calendar years following the Closing Date.

(b)  Each Party agrees to (i) report the SPAC Merger and the Contribution, taken together with other relevant transactions in accordance with the Intended Tax Treatment and not to take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code and (ii) reasonably cooperate with each other to document and support the Intended Tax Treatment, including by taking the actions described in Section 7.06(b) of the Company Disclosure Schedule.

(c)  For the avoidance of doubt, the foregoing paragraphs (a) and (b) shall not be interpreted to prevent a Person from reporting the Transactions pursuant to other applicable non-recognition provisions of the Code, including Section 368 of the Code (other than Section 368(a)(1)(F) of the Code), to the extent any such position does not conflict with the qualification of the SPAC Merger and the Contribution, taken together with other relevant transactions, for the Intended Tax Treatment; provided, however, that notwithstanding the foregoing, neither Irish Holdco nor the Company shall be under any obligation to report the Transactions as qualifying as a reorganization under Section 368 of the Code.

(d)  The Parties agree that, to the extent applicable, this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(e)  Irish Holdco acknowledges that any SPAC shareholder or direct or indirect equity owner of the Seller, in each case, that is a direct or indirect holder of Irish Holdco Ordinary Shares who is also a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Irish Holdco following the Closing (each a “5% Shareholder”) may enter into (and cause to be filed with the U.S. Internal Revenue Service) a “gain recognition agreement” in the form provided in Treasury Regulations Section 1.367(a)-8(c) (each a “GRA”). Sponsor and the Seller agree to use commercially reasonable efforts to notify Irish Holdco as promptly as possible after the Closing if any of its members or direct or indirect equity owner is a 5% Shareholder. Upon the written request of any 5% Shareholder made following the Closing Date and upon such shareholder demonstrating at the time of such request its status as a 5% Shareholder for the applicable period, Irish Holdco shall use commercially reasonable efforts to (i) furnish to such 5% Shareholder such information as such 5% Shareholder reasonably requests in connection with such 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such 5% Shareholder with the information reasonably requested by such 5% Shareholder for purposes of such 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such 5% Shareholder’s GRA, in each case, at the sole cost and expense of such requesting 5% Shareholder.

Section 7.07  Directors’ and Officers’ Indemnification.

(a)  Following the Closing, the Organizational Documents of the Company, SPAC and Irish Holdco shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, SPAC or Irish Holdco (as applicable), unless such modification shall be required by applicable Law. Irish Holdco further agrees that with respect to the provisions of the articles or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, Irish Holdco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, SPAC, Merger Sub and Irish Holdco against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, SPAC, Merger Sub or Irish Holdco (as applicable) would have been permitted under applicable Law and the Organizational Documents of the Company, SPAC, Merger Sub or Irish Holdco (as applicable) in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)  For a period of six (6) years from the Closing, Irish Holdco shall, and shall cause its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Targets’ directors’ and officers’ primary liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Irish Holdco be required to pay a premium for such insurance in excess of 200% of the aggregate annual premium attributable to the Targets for coverage of the Targets under such insurance policy for the year ended December 31, 2022 (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then Irish Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Targets’ current directors’ and officers’ liability insurance carrier.

(c)  Prior to or in connection with the Closing, SPAC may cause coverage to be extended under the respective current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies and shall maintain such policies in effect and continue to honor the obligations thereunder.

(d)  In the event that Irish Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Irish Holdco, as the case may be, shall succeed to the obligations set forth in this Section 7.07.

Section 7.08  Notification of Certain Matters. The Company shall give prompt written notice to SPAC, and SPAC shall give prompt written notice to the Company, upon becoming aware (awareness being determined with reference to the knowledge of the Company or the knowledge of SPAC, as defined herein), between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX): (a) of the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail, or (b) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.08 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Ancillary Agreement or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable.

Section 7.09  Further Action; Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions of this Agreement and the Transaction Documents, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and Company Subsidiaries, in each case as set forth on Section 7.09 of the Company Disclosure Schedule, necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions; provided that this Section 7.09 shall not apply to Antitrust Laws, the filings, applications, consents, approvals, clearances, actions and other matters for which the provisions of Section 7.13 shall apply. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall consult with one another as to such action. In accordance with the terms and subject to the conditions of this Agreement and the Transaction Documents, the Parties agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Closing set forth in Article VIII to be satisfied.

(b)  Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions.

(c)  Prior to the Closing, Parties shall use reasonable best efforts to cause Irish Holdco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing and immediately after the Closing.

(d)  Irish Holdco shall use its reasonable best efforts to solicit from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules that each of the directors of Irish Holdco is Acting in Concert with each Associated Company at least sixty (60) days prior to any such director of Irish Holdco acquiring Equity Interests of Irish Holdco, provided that this Section 7.09(d) will not apply for any directors of Irish Holdco who have a material relationship with an Associated Company but only as regards the Associated Company with which the director has a material relationship.

(e)  Irish Holdco shall procure that the terms of appointment of any person appointed to the Irish Holdco Board shall include (i) an obligation for the director, for as long as the presumption in Rule 3.3(b)(ii) of Part A of the Irish Takeover Rules applies to such director vis a vis any Associated Company and has not been rebutted to the satisfaction of the Irish Takeover Panel, to secure the consent in writing of Irish Holdco prior to acquiring any Equity Interests of Irish Holdco and (ii) a commitment from the director that they will fully co-operate with Irish Holdco and take all action reasonably necessary or appropriate for the purposes of soliciting from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules as described in Section 7.09(d) of this Agreement.

Section 7.10  Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or stock exchange rules. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.10.

Section 7.11  Stock Exchange Listing. From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that the SPAC Ordinary Shares and SPAC Public Warrants continue to be listed on Nasdaq. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have the Irish Holdco Ordinary Shares and the Irish Holdco Public Warrants listed on Nasdaq as of the Closing. SPAC and Irish Holdco shall use reasonable best efforts so that Irish Holdco is only deemed a Relevant Company and its securities listed on Nasdaq following both (a) the issuance by Irish Holdco of the Merger Consideration pursuant to the SPAC Merger and (b) the issuance by Irish Holdco of the Share Consideration pursuant to the Contribution.

Section 7.12  Trust Account. Prior to the Closing, SPAC shall: (a) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; (b) pay, or cause the Trustee to pay at the direction and on behalf of the Surviving Company, by wire transfer of immediately available funds from the Trust Account (i) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the Redemption Right and any all amounts related to Dissenting SPAC Shares, (ii) all accrued and unpaid SPAC Transaction Expenses and all accrued and unpaid Company Transaction Expenses, each as set forth on the SPAC Closing Statement and Company Closing Statement, respectively, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (iii) immediately thereafter, all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Surviving Company for its immediate use, subject to this Agreement and the Trust Agreement; and (c) thereafter, terminate the Trust Account, except as otherwise provided in the Trust Agreement.

Section 7.13  Regulatory Approvals.

(a)  To the extent required under any Antitrust Laws, each Party agrees to, and to cause its Affiliates to, promptly make any required filing, application (or, where applicable, submit a draft thereof) under Antitrust Laws, as applicable. The Parties agree to, and to cause their Affiliates to, supply as promptly as reasonably practicable any additional information and documentary material that they may be requested to provide by any Governmental Authority pursuant to Antitrust Laws in connection with the Transactions and to use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods or obtain required approvals, clearances and consents, as applicable, under Antitrust Laws with respect to the Transactions as soon as practicable.

(b)  To the extent permitted under applicable Law, each Party shall, and shall cause its Affiliates to, in connection with its use of reasonable best efforts to obtain all requisite approvals, consents, clearances and authorizations for the Transactions under any Antitrust Law: (i) cooperate in all respects with the other Parties and their Affiliates in connection with any filing, draft submission or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other Parties reasonably and promptly informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions; (iii) permit the other Parties and their respective outside counsel to review reasonably in advance, and consider in good faith the other Parties’ comments on, any communication to be given by a Party or its Affiliates to, and consult with each other reasonably in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority, give the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, draft submission, submissions, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)  No Party shall, or shall permit its Affiliates to, take any action that would reasonably be expected to materially adversely affect or materially delay the approval or clearance of any Governmental Authority of the Transactions under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order or Law that would materially adversely affect the ability of the Parties to consummate the Transactions, to use, and to cause their Affiliates to use, reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything contained in this Section 7.13 or otherwise in this Agreement to the contrary, in no event shall any of the Parties or their Affiliates be required to (and no Party shall, or shall permit its Affiliates to, without the other Parties’ prior written consent) (i) offer, propose, negotiate, commit to, agree to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition of any businesses, product lines, assets or interests of any Party or its Affiliates, the amendment, creation, termination or modification of any contractual rights or obligations or commercial relationships, any conduct, management or ownership restrictions or commitments, or any other remedy, commitment, undertaking or condition of any kind, in each case, in order to cause the expiration or termination of applicable waiting periods, or to obtain approvals, clearances or consents, under Antitrust Laws or to have vacated, lifted, reversed or overturned any order, injunction or other Law that prohibits, prevents, limits or restricts the consummation of the Transactions or (ii) contest, defend, resist or litigate any Action challenging any of the Transactions as in violation of any Antitrust Law.

(d)  Each of the Parties shall use reasonable best efforts to take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions. The Parties shall promptly and in good faith provide all information reasonably requested of them by any Governmental Authority in connection with the Transactions and otherwise reasonably cooperate in good faith with each other and such Governmental Authorities in connection with the Transactions. Each Party shall promptly furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any filings with Governmental Authorities for the Transactions and shall take all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any waiting periods applicable to the Transactions as soon as practicable. No Party shall willfully take any action that would reasonably be expected to have the effect of delaying, impairing or impeding in any material respect the receipt of required approvals, clearances or consents under Antitrust Laws.

(e)  SPAC, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of any filing fees required by Governmental Authorities with respect to Antitrust Laws.

Section 7.14  Company Financial Statements. From the date hereof until the Registration Statement / Proxy Statement clearance date, the Company shall deliver to SPAC accurate copies of any unaudited, unreviewed management accounts and financial statements of the Company that are delivered to the board of directors of the Company in the Ordinary Course, with such delivery to occur promptly following their delivery to the board of directors of the Company within a reasonable period of time following the end of each fiscal quarter of the Company ending after the date of this Agreement and prior to the Registration Statement / Proxy Statement clearance date.

Section 7.15  Additional Financing.

(a)  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, SPAC may execute subscription agreements, forward purchase agreements, non-redemption agreements or backstop agreements with potential investors (collectively, “SPAC Financing Agreements”). If SPAC desires to seek such financing (the “SPAC Potential Financing”), the Seller and the Company agree, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such SPAC Potential Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by SPAC, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice; (ii) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing; provided, that, the Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution; (iii) taking or appointing a representative of SPAC to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by SPAC to permit the consummation of the SPAC Potential Financing immediately prior to or following the Closing Date; (iv) providing the Required Financial Statements and such other financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such financing; and (v) otherwise reasonably cooperating in SPAC’s efforts to obtain such SPAC Potential Financing. The SPAC Potential Financing shall be on terms determined by SPAC and consented to in writing by the Company.

(b)  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company may execute subscription agreements, debt purchase agreements or other agreements with potential investors (collectively, “Company Financing Agreements” and, together with SPAC Financing Agreements, “Financing Agreements”). If the Company desires to seek such financing (the “Company Potential Financing” and together with the SPAC Potential Financing, the “Potential Financing”), SPAC agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such Company Potential Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by the Company, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice; (ii) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing; provided, that, SPAC shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution; (iii) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Company to permit the consummation of the Company Potential Financing immediately prior to or following the Closing Date; and (iv) otherwise reasonably cooperating in the Company’s efforts to obtain such Company Potential Financing. The Company Potential Financing shall be on terms determined by the Company and consented to in writing by SPAC.

(c)  In the event a Potential Financing is executed, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the agreements governing the Potential Financing on the terms and conditions described therein, including: (i) using its commercially reasonable efforts to satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in the agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the agreements (other than conditions that such Party controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummating the transactions contemplated by the agreements at or prior to the Closing; and (iii) with respect to enforcing its rights under the agreements in the event that all conditions in the agreements (other than conditions that such Party controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to contribute to such Party the applicable portion of the investment amount set forth in the agreements at or prior to the Closing.

Section 7.16  Post-Closing Directors and Officers of Irish Holdco.

(a)  Irish Holdco shall use commercially reasonable efforts to take all actions reasonably necessary to, and SPAC and the Company shall reasonably cooperate with Irish Holdco to, cause the Irish Holdco Board, immediately after the SPAC Merger Effective Time to consist of seven (7) directors, which shall include: (i) three (3) directors designated solely by the Sponsor, (ii) the Chief Executive Officer of the Company and (iii) three (3) directors who qualify as “independent directors” pursuant to Nasdaq requirements designated solely by the Company. The initial members of the Irish Holdco Board as of immediately following the SPAC Merger Effective Time shall include the individuals listed on Section 2.01(d) of the SPAC Disclosure Schedule.

(b)  The officers of Irish Holdco after the SPAC Merger Effective Time, shall be those individuals that are designated in writing by the Company and SPAC after the date hereof, and each such officer shall hold office in accordance with the Organizational Documents of Irish Holdco until they are removed or resign in accordance with the Organizational Documents of Irish Holdco or until their respective successors are duly elected or appointed and qualified.

Section 7.17  SPAC Warrant Agreement. Prior to the SPAC Merger Effective Time, Irish Holdco, SPAC and Continental, shall amend and restate the SPAC Warrant Agreement to, among other things, reflect the provisions set forth in Section 2.01(e)(iii).

Section 7.18  Assumption of Liabilities under the SPA. Upon the terms and subject to the conditions set forth in the SPA, at the SPAC Merger Effective Time, Irish Holdco and SPAC shall assume, jointly and severally, all agreements, covenants, duties and obligations of the Company under and in connection with the SPA (other than any payment obligation secured under the Equity Commitment Letter (as such term is defined in the SPA)). After the date hereof, the Parties agreed to negotiate in good faith the terms of an assumption of liability agreement, to be executed between, among others, Irish Holdco, SPAC, the Company and the Kiepe Sellers, to be effective upon Closing, pursuant to the terms set forth in Exhibit 17.10 of the SPA. This Section 7.18 and the obligations set forth herein may not be amended by the Parties hereto without the express written consent of the Kiepe Sellers.

Section 7.19  Irish Holdco D&O Policy. As soon as reasonably practicable following the date hereof, the Parties hereto agree to cause Irish Holdco to enter into a directors’ and officers’ liability insurance policy covering the current and former directors and officers of Irish Holdco with respect to the actions taken by such individuals in such capacities, including in respect of the approval and execution of this Agreement, which policy shall be commensurate with the comparable policy applicable to the SPAC Board.

Article VIII.
CONDITIONS TO THE TRANSACTIONS

Section 8.01  Conditions to the Obligations of Each Party. The obligations of Seller, the Company, SPAC, Irish Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible), in writing, by the Party or Parties whose obligations are conditioned thereupon, at or prior to the Closing of the following conditions:

(a)  SPAC Shareholders’ Approval. The Transaction Proposals shall have been approved and adopted by the requisite affirmative vote of SPAC Shareholders in accordance with the Registration Statement / Proxy Statement, applicable Law, the SPAC Formation Document and the rules and regulations of Nasdaq.

(b)  Antitrust Laws. The approvals, clearances and consents of Governmental Authorities pursuant to the Antitrust Laws set forth on Section 8.01(b) of the SPAC Disclosure Schedule shall have been obtained.

(c)  No Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Transactions illegal or otherwise prohibiting, enjoining or preventing consummation of the Transactions.

(d)  Stock Exchange Listing. The Irish Holdco Ordinary Shares shall have been accepted for listing on Nasdaq (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(e)  Composition Agreement/SEAS. Irish Holdco has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Irish Holdco Ordinary Shares and Irish Holdco Public Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.

(f)  Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(g)  Foreign Private Issuer Status. Each of SPAC and the Company shall have received evidence reasonably satisfactory to such Party that Irish Holdco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing and Irish Holdco has not received any written objection to such determination.

(h)  Kiepe Acquisition. The Kiepe Acquisition shall have been consummated in accordance with the terms of the SPA.

Section 8.02  Conditions to the Obligations of SPAC, Irish Holdco and Merger Sub. The obligations of SPAC, Irish Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)  Representations and Warranties.

(i)  The representations and warranties of the Seller in (x) Section 3.01 (Organization and Qualification), Section 3.02 (Authority Relative to this Agreement) and Section 3.03 (Capitalization) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (y) the other provisions of Article III shall each be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date).

(ii)  The representations and warranties of the Company in (x) Section 4.01 (Organization and Qualification), Section 4.04 (Authority Relative to this Agreement), Section 4.05(a) (No Conflict) and Section 4.22 (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (y) Section 4.03(a) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (y) the other provisions of Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect.

(b)  Agreements and Covenants. The Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)  Officer Certificates.

(i)  The Seller shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Seller, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(i) and Section 8.02(b) with respect to the Seller.

(ii)  The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(ii), Section 8.02(b) and Section 8.02(d) with respect to the Company.

(d)  Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e)  Registration Rights Agreement and Lock-Up Agreement. All parties to the Registration Rights Agreement and Lock-Up Agreement (other than Irish Holdco and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to SPAC a copy of the Registration Rights Agreement and the Lock-Up Agreement, each duly executed by all such parties.

Section 8.03  Conditions to the Obligations of Seller and the Company. The obligations of the Seller and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of SPAC, Irish Holdco and Merger Sub set forth in (i) Section 5.01 (Corporate Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.05(a) (No Conflict) and Section 5.13 (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) Section 5.03(a) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the other provisions of Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SPAC Material Adverse Effect.

(b)  Agreements and Covenants. SPAC, Irish Holdco and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)  Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), and Section 8.03(b).

(d)  Resignations. The officers of SPAC and the members of the SPAC Board shall have executed written resignations effective as of the SPAC Merger Effective Time, as applicable.

(e)  Registration Rights Agreement and Lock-Up Agreement. Irish Holdco and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto shall have delivered to the Company a copy of the Registration Rights Agreement and Lock-Up Agreement, each duly executed by such parties.

Section 8.04  Frustration of Closing Conditions. None of the Seller, the Company, SPAC, Irish Holdco, or Merger Sub may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the SPAC Merger or Contribution on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing:

(a)  by mutual written consent of SPAC and the Company;

(b)  by either SPAC or the Company:

(i)  if the Closing shall not have occurred prior to September 30, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b)(i) by or on behalf of any Party that either directly or indirectly through its Affiliates is in material breach of any representation, warranty, covenant, agreement or obligation contained herein and such material breach is the principal cause of the Transactions not occurring on or prior to the Outside Date;

(ii)  if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise permanently preventing, enjoining or prohibiting consummation of the Transactions;

(iii)  any of the Transaction Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting; and

(iv)  if the Kiepe Acquisition is terminated for any reason prior to consummation of the transactions contemplated thereby.

(c)  by SPAC if the Seller or the Company shall have breached or failed to perform any of its representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Seller or the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, Irish Holdco and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Seller or the Company, SPAC may not terminate this Agreement under this Section 9.01(c) for so long as the Seller and the Company continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date.

(d)  by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Irish Holdco and Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC, Irish Holdco and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Seller and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, Irish Holdco and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(d) for so long as SPAC, Irish Holdco and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to SPAC and the Outside Date.

Section 9.02  Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void immediately upon the delivery of written notice of the terminating Party to the other Parties, and there shall be no Liability under this Agreement on the part of any Party, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful and material breach of this Agreement by a Party or in the case of fraud.

Section 9.03  Expenses. Except as otherwise set forth in this Agreement or any of the Ancillary Agreements, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, that SPAC on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) for all (i) SEC and filing fees pursuant to Antitrust Laws incurred in connection with the Transactions, (ii) filing fees and other approval fees or costs incurred in connection with any filings with or approvals from Nasdaq in connection with the Transactions and (iii) all expenses incurred in connection with printing, mailing, and soliciting proxies with respect to the Registration Statement / Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto); provided, further that if the Closing occurs, Irish Holdco shall pay or cause to be paid all of the unpaid SPAC Transaction Expenses and procure that the Company shall pay or cause to be paid the unpaid Company Transaction Expenses. The Parties agree and intend to have certain costs caused by and in the context of this Transaction to be directly or indirectly financed by funds raised in the course and as a result of this Transaction. Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Company shall be solely responsible for the payment of any transfer, stamp, registration, value-added or other similar Tax triggered by any contribution or transfer of the Company Shares in connection with the Transactions contemplated in this Agreement and the Transaction Documents prior the date hereof.

Section 9.04  Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.05  Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Seller or the Company, (ii) waive any inaccuracy in the representations and warranties of the Seller or the Company contained herein or in any document delivered by the Seller or the Company pursuant hereto and (iii) waive compliance with any agreement of the Seller or the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, Irish Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC, Irish Holdco or Merger Sub contained herein or in any document delivered by SPAC, Irish Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC, Irish Holdco or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

Article X.
GENERAL PROVISIONS

Section 10.01  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to SPAC prior Closing to:

c/o Project Energy Reimagined Acquisition Corp.
1285 El Camino Real, Suite 200,
Menlo Park, California
Attention: Srinath Narayanan
Email: srinath@smilodonai.com

with copies (which shall not constitute notice) to:

Greenberg Traurig LLP
1 Vanderbilt Ave

New York, New York 10017
Attention: Alan Annex and Michael Helsel
Email: annexa@gtlaw.com; helselm@gtlaw.com

if to Irish Holdco or SPAC following the Closing to:

Heramba Electric plc
70 Sir John Rogerson’s Quay
Dublin 2, Ireland
D02 R296
Attention: Neil McArthur
Email:

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

and

Matheson
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Attention: Fergus Bolster
Email: Fergus.Bolster@matheson.com

if to the Company:
Heramba GmbH
Lützowstrasse 73
10785 Berlin
Germany
Attention: Dr. Hans-Jörg Grundmann
Email:

with copies (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

if to Seller:
Heramba Limited
70 Sir John Rogerson’s Quay
Dublin 2, Ireland
D02 R296
Attention: Zhe Zhang
Email:

with copies (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

and

Matheson
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Attention: Fergus Bolster
Email: Fergus.Bolster@matheson.com

Section 10.02  No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing (including Section 2.06, Section 7.06 and Section 7.07) which covenants and agreements shall survive the Closing in accordance with their respective terms and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03  Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04  Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 10.05  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) to the extent contemplated therein.

Section 10.06  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement and the consummation the Transactions, and any Legal Dispute arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, construction, effect, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b)  Each Party, and any Person asserting rights as a third party beneficiary hereunder, irrevocably agrees that any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each Party, and any Person asserting rights as a third party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.06 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.06 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(c)  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.07  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.08  Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.09  Specific Performance. The Parties acknowledge that the rights of each Party to consummate the Transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 10.10  No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.10. In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.10. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.

Section 10.11  Fees and Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants.

Section 10.12  Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 10.13  Disclosure Schedules. Disclosure of any fact or item in any Disclosure Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 10.14  Construction.

(a)  Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) and (vi) the terms “year” and “years” mean and refer to calendar year(s).

(b)  In this Agreement where either in the same provision or elsewhere in this Agreement a German term or, in references to German legal concepts, a German legal term has been inserted in brackets, quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

(c)  Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to a Party, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(d)  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 10.15  Legal Representation.

(a)  SPAC hereby agrees on behalf of its directors, members, partners, officers, employees and affiliates (including after the Closing, the Surviving Company), and each of their respective successors and assigns (all such parties, the “SPAC Waiving Parties”), that Latham & Watkins LLP may represent the Company or its Subsidiaries or any of their respective directors, managers, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company or its Subsidiaries or other SPAC Waiving Parties, and SPAC on behalf of itself and the SPAC Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. SPAC acknowledges that the foregoing provision applies whether or not Latham & Watkins LLP provides legal services to any of the Company and its Subsidiaries after the Closing Date.

(b)  The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Greenberg Traurig, LLP may represent Sponsor or any of their respective directors, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of SPAC or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Greenberg Traurig, LLP provides legal services to the Surviving Company or Sponsor after the Closing Date.

Section 10.16  Breach of Irish Holdco Prior Closing. Notwithstanding anything in this Agreement to the contrary, in case of breach of any of the terms of the Transaction Documents by Irish Holdco prior to the Closing, including any representation, warranty, covenant, agreement or condition of any of the Transaction Documents, shall be deemed to be a breach by the Company and not by SPAC.

Section 10.17  Acknowledgments by SPAC.

(a)  Notwithstanding anything to the contrary contained in this Agreement but subject to Section 10.17(c), SPAC acknowledges that each of the representations and warranties (or portions thereof) in Article IV that relate solely to the Targets or their Subsidiaries shall be qualified by the knowledge of the Company.

(b)  SPAC acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Transactions. Notwithstanding anything to the contrary contained in this Agreement, SPAC agrees that, to the extent either of the SPAC Knowledge Persons knew, or reasonably should have known, at or prior to the date hereof, that any representation or warranty made herein by the Company in Article IV is or would reasonably be expected to be inaccurate or untrue, no such representation and warranty shall be deemed to be inaccurate or untrue for the purposes of such provisions or for purposes of determining whether the conditions set forth in Section 8.02(a) and Section 8.02(b) would be satisfied for the purposes of Section 9.01(c).  This provision shall constitute a release and waiver of any and all actions, claims, suits or damages, at law or in equity, against the Company by SPAC arising out of breach of that representation and warranty.

(c)  Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of determining whether SPAC may terminate this Agreement pursuant Section 9.01(c), Section 10.17(a) shall be disregarded in its entirety and shall have no effect on the determination of whether the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied for the purposes of Section 9.01(c).

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Irish Holdco, Merger Sub, the Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Project Energy Reimagined Acquisition Corp.

By:	/s/ Srinath Narayanan
Name:	Srinath Narayanan
Title:	Chief Executive Officer

HERAMBA ELECTRIC plc

By:	/s/ David Michail
Name:	David Michail
Title:	Director

HERAMBA MERGER CORP.

By:	/s/ David Michail
Name:	David Michail
Title:	Director

[Signature Page to Business Combination Agreement]

HERAMBA GMBH

By:	/s/ Dr. Hans-Jörg Grundmann
Name:	Dr. Hans-Jörg Grundmann
Title:	Managing Director

HERAMBA LIMITED

By:	/s/ Zhe Zhang
Name:	Zhe Zhang
Title:	Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Plan of Merger

Attached.

Final Form

Exhibit A

Form of Plan of Merger

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [***], 20[***] between Project Energy Reimagined Acquisition Corp. (the “Surviving Company”) and Heramba Merger Corp. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the business combination agreement dated 2 October 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to the Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [19,119,369] Class A ordinary shares, and no Class B ordinary shares and no preference shares, in issue.

5	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have 1,000 ordinary shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger are such that, on the Effective Date, each ordinary share issued and outstanding in the Merging Company on the Effective Date shall be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share in the Surviving Company and each Class A ordinary share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable Irish Holdco Ordinary Share, as more particularly described in section 2.01 of the Business Combination Agreement.

Final Form

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	[Insert name of Director] of [Insert personal address of Director];

13.2	[Insert name of Director] of [Insert personal address of Director]; and

13.3	[***].

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

Final Form

16	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

17	At any time prior to the Effective Date, this Plan of Merger may be:

17.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18	This Plan of Merger may be executed in counterparts.

19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Intentionally left blank. Signature page follows.]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Project Energy Reimagined Acquisition Corp.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Heramba Merger Corp.	)

[Signature Page – Plan of Merger]

Annexure 1

Business Combination Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

EXHIBIT B

Form of Share Contribution Agreement

Attached.

Final Form

notarial deed no. [●]

SHARE CONTRIBUTION AGREEMENT

Today, the [●] day of [●] two thousand and twenty-three,

appeared before me,

[●],

notary in Hamburg, Germany, with the official residence in [●] Hamburg, Germany:

1. [●], date of birth: [●], with business address in [●], who identified [himself / herself] by means of [his / her] photo identity papers, not acting on [his / her] own behalf but by virtue of power of attorney under exclusion of any personal liability in the name and on behalf of Heramba Limited, an Irish private company limited by shares duly incorporated under the laws of Ireland, registered with the Irish Companies Registration Office under registration number 745130 and with registered address: [70 Sir John Rogerson’s Quay, Dublin 2, Ireland].

2. [●], date of birth: [●], with business address in [●], who identified [himself / herself] by means of [his / her] photo identity papers, not acting on [his / her] own behalf but by virtue of power of attorney under exclusion of any personal liability in the name and on behalf of Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland, registered with the Irish Companies Registration Office under registration number 744994 and with registered address: [70 Sir John Rogerson’s Quay, Dublin 2, Ireland].

As far as the persons appeared did not act on their own behalf, they provided proof of their power to represent third parties as enclosed (where applicable as certified copies of the original presented) to this notarial deed. As far as powers of attorney were presented today as originals I, notary, hereby certify that the copies are true copies of the originals which have been presented to me. Unless explicitly stated otherwise in this notarial deed the persons appeared waived further proof and verification by the acting notary. Where copies of powers of attorney were presented the respective attorney-in-fact promised to immediately provide the respective original. The persons appeared mutually relieve each other from any personal liability with respect to the validity of the powers of attorney presented.

The notary could not examine the existence of the aforesaid foreign companies (and therefore, [he / she] also could not examine closely how these companies are represented); the notary instructed the parties about the resulting risks. The parties insisted nevertheless on recording this deed today.

All subsequent approvals to this notarial deed are seen as communicated and legally effective at receipt by the notary.

Each person involved confirms that he/she is not acting for the account of a third party in deviation from the circumstances disclosed to the notary, and that no person involved is politically exposed or has a close relationship with such a person within the meaning of the GWG.

The individuals appearing requested that this deed was recorded partly in the English language. The notary, who has a sufficient command of English, ensured that the individuals appearing also have sufficient command of the English and German language. Therefore, a translation of this deed was dispensed with.

The notary did neither give advice about foreign law nor was [he / she] asked or mandated to do so.

Referred to Notarial Deed

[Inclusion of the referred to notarial deed: The original of the notarial deed no. [●], of [●], 2023, notarized by notary [●] in Hamburg, Germany, was available during the notarization as original. Hereinafter this notarial deed is referred to as “Referred to Notarial Deed” (Verweisungsurkunde). All parties concerned waived their rights to have the texts read out anew, to peruse and to have this deed enclosed to this document. The Referred to Notarial Deed is referred to herewith.

Therefore, the content of the Referred to Notarial Deed is part of this deed, however, only for the purpose of information to the extent that Schedule 1 is attached to the Referred to Notarial Deed for informational purposes (however, pages [●] to [●] of Schedule 1 has been read out and are part of this deed).

The costs of the Referred to Notarial Deed are borne by the party bearing the costs of this deed.

Schedule 1 (Business Combination Agreement) to the attached Annex A is part of the Referred to Notarial Deed.]

This deed, including the attached Annex A: SHARE CONTRIBUTION AGREEMENT by and between Heramba Limited and Heramba Electric plc, has been read out aloud to the persons appearing, confirmed and approved by them and was signed by the persons appearing and the notary as follows:

/s/ [●]

/s/ [●]

/s/ [●]

Annex A

SHARE CONTRIBUTION AGREEMENT

This SHARE CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [●], 2023, by and between Heramba Limited, an Irish private company limited by shares duly incorporated under the laws of Ireland, with company number 745130 and registered address at [70 Sir John Rogerson’s Quay, Dublin 2, Ireland] (the “Seller”), and Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland, with company number 744994 and registered address at [70 Sir John Rogerson’s Quay, Dublin 2, Ireland] (“Irish Holdco”).

WHEREAS, this Agreement is entered into pursuant to and in connection with that certain Business Combination Agreement, dated as of October 2, 2023 (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), Irish Holdco, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111, the Seller and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (the “Company”), a copy of which is attached hereto as Schedule 1, pursuant to which, among other things, SPAC and the Company shall enter into a business combination; and

WHEREAS, in connection with the transactions contemplated by the BCA, the Seller desires to transfer as contribution to Irish Holdco, and Irish Holdco desires to accept from the Seller, one hundred percent (100%) of the issued and outstanding shares of the Company (the “Contributed Shares”) as consideration for the allotment and issuance by Irish Holdco of the Share Consideration to the Seller.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the BCA, the parties hereto agree as follows:

ARTICLE 1
THE TRANSACTION

1.1 Application of Terms of BCA and Interpretation.

(a) This Agreement is being entered into pursuant to and in connection with the BCA and references in this Agreement to the BCA are to the BCA as amended, restated or modified from time to time in accordance with the terms thereof.

(b) Capitalized terms used in this Agreement but not otherwise defined herein have the meanings ascribed thereto in the BCA.

(c) It is the intention of the parties that this Agreement be consistent with the terms of the BCA. Unless expressly provided otherwise in this Agreement, in the event of any conflict or inconsistency between the terms of the BCA and the terms hereof, the terms of the BCA will control to the maximum extent permitted under applicable Law and the parties agree that this Agreement is not intended, and will not be construed in any way, to enhance, modify or decrease any of the rights or obligations of the parties from those contained in the BCA, in each case other than in relation to the transfer of the Contributed Shares, which shall be governed solely by this Agreement.

1.2 Contribution of Contributed Shares. On the terms set forth in this Agreement and in accordance with the BCA, subject to the condition precedent within the meaning of Section 158 para. 1 of the German Civil Code (aufschiebende Bedingung im Sinne des § 158 Abs. 1 des Bürgerlichen Gesetzbuchs) of the allotment and issuance of the Share Consideration in accordance with the provisions of Section 1.5, below (such allotment and issuance of the Share Consideration, the “Share Consideration Closing”), and in accordance with the BCA, the Seller hereby transfers to Irish Holdco, and Irish Holdco hereby accepts from the Seller, the Contributed Shares and all rights attaching to them at the Share Consideration Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Contributed Shares after the Share Consideration Closing) as consideration for the allotment and issuance by Irish Holdco of the Share Consideration to the Seller.

1.3 The parties hereto hereby explicitly confirm that the terms “contributed” and “contribution” in this Agreement do not refer to the Irish law principles of a contribution of shares but refer to the German law principles, in particular under the German Civil Code, the German Transformation Act and German Transformation Tax Act of a contribution of shares.

1.4 Share Consideration. In consideration of the contribution of the Contributed Shares by the Seller to Irish Holdco in accordance with the provisions of Section 1.2, Irish Holdco shall allot and issue to the Seller, at the Share Consideration Closing, the Share Consideration credited as fully paid-up.

1.5 Share Consideration Closing. The Share Consideration Closing shall take place immediately after the SPAC Merger Effective Time, as defined in the BCA. The Parties will confirm to the acting notary about the occurrence of the SPAC Merger Effective Time. At the Share Consideration Closing, Irish Holdco shall:

(a) allot and issue the Share Consideration by entering the name of the Seller in the register of members of Irish Holdco as the holder of the Share Consideration credited as fully paid-up; and

(b) if requested, deliver to the Seller a share certificate in respect if the Share Consideration, so allotted and issued.

1.6 Representations and Warranties of the Seller. The Seller hereby represents and warrants to Irish Holdco as follows:

(a) The Seller has the power, authority and capacity to execute, deliver and perform its obligations pursuant to this Agreement.

(b) The Seller is the sole shareholder of the Company and the legal and beneficial owner of the Company Shares, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s Organizational Documents.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgement, decree or other order applicable to the Seller, (B) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, on the part of the Seller, (C) result in or require the creation of any Lien upon any of its properties, assets or Contributed Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements); or (D) conflict with or result in a breach of or constitute a default under any provisions of the Seller’s Organizational Documents.

(d) There is no litigation, adverse proceeding or investigation pending or threatened against the Seller before any Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (C) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on Irish Holdco with respect to this Agreement or the transactions contemplated by this Agreement.

1.5 Representations and Warranties of Irish Holdco. Irish Holdco hereby represents and warrants to the Seller that it has the power, authority and capacity to execute, deliver and perform it obligations pursuant to this Agreement, including to issue the Share Consideration, and that the Share Consideration, when issued in accordance with the provisions of this Agreement (including the contribution of the Contributed Shares to Irish Holdco as consideration therefor), will be duly and validly issued fully paid-up and free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Ancillary Agreements and the Organizational Documents of Irish Holdco.

ARTICLE 2
MISCELLANEOUS

2.1 Articles of Association. The Seller hereby irrevocably waives any and all rights under or in connection with the Company’s Articles of Association which will be triggered as a consequence of the execution of this Agreement and/or the BCA or the consummation of the transactions contemplated by the BCA, including, without limitation, rights of first refusal and pre-emption rights.

2.2 New List of Shareholders. Immediately upon the issuance by Irish Holdco of the Share Consideration, the Seller shall notify the acting notary of the Share Consideration Closing, providing sufficient proof in the form of a written confirmation that the Share Consideration has been issued by Irish Holdco. The acting notary is hereby instructed to file with the commercial register of the Company immediately upon receipt of such notification a new shareholder list in accordance with Section 40 para. 2 of the German Limited Liability Companies Act.

2.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective unless stricter form is required by mandatory Law, in which case such stricter form requirement shall apply.

2.4 Entire Agreement. This Agreement (together with the BCA, to the extent referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

2.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be made in accordance with Section 10.01 of the BCA.

2.6 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

2.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies with the exception of (and to the extent mandatorily required) the provisions relating to the transfer of the Contributed Shares, that shall be governed by the Laws of Germany. Each party, and any Person asserting rights as a third party beneficiary hereunder, irrevocably agrees that any action, suit or proceeding between or among the parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party, and any Person asserting rights as a third party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 2.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any Person asserting rights as a third party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 2.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

2.8 Assignment. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the express written consent of the other party.

2.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

2.10 Copies. The parties each shall receive certified copies (in electronic form) and the tax office – section corporate income tax – a simple copy of this deed.

2.11 Costs. The costs of the notarization of this Agreement shall be borne solely by Seller. The parties agree and confirm to the acting notary that the value of the Contributed Shares amounts to EUR [●].

EXHIBIT C-1

Form of Registration Rights Agreement

Attached.

Final Form

FORM OF
REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (the “Company”), Smilodon Capital, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Heramba Holders” on the signature page(s) hereto (each such party, a “Heramba Holder,” and, collectively, the “Heramba Holders”). The SPAC Holders, the Heramba Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 2, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), the Company, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111 (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland with company registration number 745130 (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (“Heramba”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) Merger Sub will merge with and into SPAC (with SPAC being the surviving company and a direct, wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving ordinary shares of the Company (“Ordinary Shares”) or securities convertible into or exercisable or exchangeable for Ordinary Shares, and (ii) the Seller will contribute to the Company shares in Heramba in exchange for the Seller receiving Ordinary Shares;

WHEREAS, SPAC, the Sponsor and the other SPAC Holders are parties to that certain Registration Rights Agreement, dated as of October 28, 2021 (the “Original RRA”), which Original RRA such parties desire to terminate upon consummation of the Transactions; and

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WHEREAS, in connection with the Transactions, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain Registrable Securities (as defined below).

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

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“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Heramba” shall have the meaning given in the Recitals hereto.

“Heramba Holders” shall have the meaning given in the Preamble hereto.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.2.5.

“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of the date hereof, by and among the Company, the Sponsor and certain securityholders of the Company party thereto.

“Lock-Up Period” shall have the meaning given in the Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1.7.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).

“Permitted Transferees” shall mean, with respect to each Holder and its Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities pursuant to Section 2 of the Lock-Up Agreement and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

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“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any issued and outstanding Ordinary Shares or any other equity or equity-linked security (including any Ordinary Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company held by a Holder immediately following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (b) any Ordinary Shares or any other equity or equity-linked security (including any Ordinary Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company acquired by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Ordinary Shares; and (d) any other equity or equity-linked security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a), (b) or (c) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Cap” shall have the meaning given in Section 2.1.4.

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“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)  all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)  printing, messenger, telephone and delivery expenses;

(D)  reasonable fees and disbursements of counsel for the Company;

(E)  reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)  in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $30,000 in the aggregate for each such Registration, of one (1) legal counsel selected by (i) the majority-in-interest of the Shelf Requesting Holders initiating an Underwritten Shelf Takedown or (ii) the majority-in-interest of participating Holders under Section 2.2 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case with the approval of the Company, which approval shall not be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“SEC Guidance” shall have the meaning given in Section 2.1.7.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” shall have the meaning given in the Recitals hereto.

“Shelf” shall have the meaning given in Section 2.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Requesting Holders” shall have the meaning given in Section 2.1.4.

“Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

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“SPAC” shall have the meaning given in the Recitals hereto.

“SPAC Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1  Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf,” and together with the Form F-1 Shelf, the New Registration Statement and any Subsequent Shelf Registration Statement, the “Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company shall maintain a Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act with respect to the resale of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) at the time of filing and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a SPAC Holder or a Heramba Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered by a Subsequent Shelf Registration Statement once per calendar year for each of the SPAC Holders (as a group) and the Heramba Holders (as a group).

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2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time after the expiration of any Lock-Up Period to which a Holder’s shares are subject and when an effective Shelf is on file with the Commission, one or more Holders may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Shelf Requesting Holder, either individually or together with other Shelf Requesting Holders, with an aggregate offering price, net of underwriting discounts and commissions, reasonably expected to exceed at least $50 million (the “Minimum Amount”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) business days prior to the public announcement of the Underwritten Shelf Takedown (a “Shelf Takedown Notice”), which Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Underwritten Shelf Takedown (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Shelf Takedown, a “Shelf Requesting Holder”) shall so notify the Company of its intent to participate in such Underwritten Shelf Takedown, in writing, within three (3) business days after the receipt by such Holder of the Company Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a Shelf Requesting Holder to the Company, subject to the provisions of Section 2.1.5, the Company shall include in such Underwritten Shelf Takedown all Registrable Securities of such Shelf Requesting Holder. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Shelf Requesting Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may collectively demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period (the “Registration Cap”). Notwithstanding anything to the contrary in this Agreement, the Company may consummate an Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering advise the Shelf Requesting Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Shelf Requesting Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Shelf Requesting Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

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2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing an Underwritten Offering, a majority-in-interest of the Shelf Requesting Holders initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the remaining Shelf Requesting Holders may elect to have the Company continue such Underwritten Offering if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in such Underwritten Offering by the remaining Shelf Requesting Holders. If withdrawn, a demand for an Underwritten Offering shall be counted as a Registration for purposes of the Registration Cap, unless either (i) such Shelf Requesting Holders has not previously withdrawn any Underwritten Shelf Takedown or (ii) Shelf Requesting Holders reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Shelf Requesting Holders, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Shelf Requesting Holders has requested be included in such Underwritten Offering); provided that, if one or more Shelf Requesting Holder elects to continue such Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as a Registration demanded by such remaining Shelf Requesting Holders for purposes of the Registration Cap. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.1.6, other than if a Shelf Requesting Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.1.7 New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission and/or (b) withdraw the Registration Statement and file a new registration statement (a “New Registration Statement”), on Form F-3, or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Registration Statement or files a New Registration Statement, as the case may be, under clause (a) or (b) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or provided by SEC Guidance to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement.

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2.2  Piggyback Registration.

2.2.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of share capital other than the Holders) any Ordinary Shares or other equity securities of the Company under the Securities Act in connection with the public offering of such securities solely for cash (including, for this purpose, an Underwritten Offering pursuant to Section 2.1.4) (other than a registration (i) relating solely to the sale of securities to participants in a Company share plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act), (iii) in which the only shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered, (iv) for a dividend reinvestment plan, (v) for a rights offering or (vi) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

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2.2.2 Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Shelf Requesting Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw all or any portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a Registration for purposes of the Registration Cap.

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2.3  Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder given an opportunity to participate in such Underwritten Offering that is an executive officer, director or Holder holding in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-calendar day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4  Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission and effective, if a Shelf Requesting Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, either (x) with an aggregate offering price reasonably expected to be at least the Minimum Amount or (y) of all remaining Registrable Securities held by the Shelf Requesting Holder, then such Shelf Requesting Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Shelf Requesting Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, neither a Block Trade nor an Other Coordinated Offering shall include an offering of Registrable Securities in which a negative assurance letter of counsel to the Company or a comfort letter of the accountants of the Company is to be delivered to the Underwriter or Underwriters, brokers, sales agents or distribution agents, as applicable.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Shelf Requesting Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

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2.4.3  Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Shelf Requesting Holder pursuant to this Agreement.

2.4.4  The Shelf Requesting Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5  Any Registration effected pursuant to this Section 2.4 shall be deemed within the Registration Cap.

ARTICLE III

COMPANY PROCEDURES

3.1  General Procedures. If, at any time on or after the date hereof, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1  prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) when all Registrable Securities have ceased to be Registrable Securities or (ii) the termination of this Agreement;

3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

3.1.3  prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

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3.1.4  prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5  use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

3.1.6  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8  at least two (2) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9  advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

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3.1.10  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.11  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to enter into confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12  use commercially reasonable efforts to obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or Underwriters may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder;

3.1.14  in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;

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3.1.15  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Report on 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule then in effect);

3.1.16  with respect to an Underwritten Offering pursuant to Section 2.1.4, if such offering involving gross proceeds in excess of $50 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2  Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3  Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4  Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement or, in the opinion of counsel for the Company, it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2  If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company, such Registration Statement would be seriously detrimental to the Company and it is therefore in the best interest of the Company to defer such submission, filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3  (a) During the period starting with the date ninety (90) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Offering and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.

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3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6  Foreign Private Issuer Status. As of such time as the Company ceases to be a “foreign private issuer” (as defined in Rule 12b-2 under the Exchange Act), (i) all references in this Agreement to Form F-1 or a Form F-1 Shelf shall thereafter be deemed to refer to Form S-1 or a shelf registration on Form S-1, respectively, (ii) all references in this Agreement to Form F-3 or a Form F-3 Shelf shall thereafter be deemed to refer to a Form S-3 or a shelf registration on Form S-3, respectively, and (iii) the Company shall promptly take all actions reasonably necessary to ensure the Holders gain the expected benefit of this Agreement, including by filing (and making effective) any post-effective amendment to an existing Registration Statement, a Subsequent Shelf Registration Statement or other New Registration Statement.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1  Indemnification.

4.1.1  The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement or omission of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3  Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable, good faith judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable, good faith judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5  If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Heramba Electric plc
[Address]
[Address 2]
Attention: [●]
Email: [●]

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with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

5.2  Assignment; No Third Party Beneficiaries.

5.2.1  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2  Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated in whole or in part by such Holder in conjunction with and to the extent of any Transfer of Registrable Securities by any such Holder; provided, that, with respect to the Heramba Holders, the Sponsor and the other SPAC Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Heramba Holders shall be permitted to transfer its rights hereunder as the Heramba Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Heramba Holder (it being understood that no such transfer shall reduce any rights of such Heramba Holder or such transferees) and (y) the Sponsor and the other SPAC Holders shall be permitted to transfer their respective rights hereunder as the Sponsor or the other SPAC Holders, as applicable, to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the other SPAC Holders, as applicable (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or the other SPAC Holders or such transferees).

5.2.3  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4  This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5  No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by delivery of an executed joinder in substantially the same form as Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment of this Agreement, or of any rights, duties or obligations hereunder, made other than as provided in this Section 5.2 shall be null and void.

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5.3  Headings; Counterparts. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4  Governing Law; Venue.

5.4.1  This Agreement and any Legal Dispute (as defined below) arising out of this Agreement, or the validity, interpretation, construction, effect, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

5.4.2  Each party hereto irrevocably agrees that any action, suit or proceeding between or among the parties hereto arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 5.4.2 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 5.4.2 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

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5.5  TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

5.6  Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities at such time, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of any Holder that, together with its affiliates, holds Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares; provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the share capital of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate or be construed as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7  Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as any Holder, together with its affiliates, holds Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares, the Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without the prior written consent of such Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8  Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities, and with respect to the Company, on the date that no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV shall survive any termination.

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5.9  Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10  Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of each SPAC Holder and each Heramba Holder (in each case, so long as such Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder to this Agreement from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

5.11  Construction.

5.11.1  Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

5.11.2  Unless the context of this Agreement otherwise requires, references in this Agreement to any law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

5.11.3  References to “$” are to the lawful currency of the United States of America.

5.11.4  Time periods in calendar days within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following business day if the last calendar day of the period is not a business day.

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5.11.5  The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

5.12  Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

5.13  Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Original RRA.

5.14  Adjustments. If, and as often as, there are changes in the Registrable Securities by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HERAMBA ELECTRIC plc

By:
Name:
Title:

SPONSOR:

Smilodon Capital, LLC

By:
Name:
Title:

Address:

SPAC HOLDERS:

[●]

Address:

HERAMBA HOLDERS:

[●]

Address:

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [●], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections (as defined below).

For purposes of this Joinder, “Excluded Sections” shall mean [_______________].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Shareholder

Print Name of Shareholder
Its:

Address:

Agreed and Accepted as of
____________, 20__
[________]

By:
Name:
Its:

Exhibit C-2

Form of Lock-up Agreement

Attached.

Final Form

FORM OF
LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (the “Company”), Smilodon Capital, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Heramba Holders” on the signature page(s) hereto (each such party, a “Heramba Holder,” and, collectively, the “Heramba Holders”). The SPAC Holders, the Heramba Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 3(f) of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 2, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), the Company, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111 (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland with company registration number 745130 (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (“Heramba”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) Merger Sub will merge with and into SPAC (with SPAC being the surviving company and a direct, wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving ordinary shares of the Company (“Ordinary Shares”) or securities convertible into or exercisable or exchangeable for Ordinary Shares, and (ii) the Seller will contribute to the Company shares in Heramba in exchange for the Seller receiving Ordinary Shares; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by each Holder thereunder, the parties wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the Lock-Up Securities (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. For purposes of this Agreement:

(a) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

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(b) “Founder Shares” means any Ordinary Shares issued to a SPAC Holder in exchange for SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares.

(c) “immediate family” means with respect to any individual, any of the following: such individual’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant, or siblings (whether by blood, marriage or adoption).

(d) “Lock-Up Period” means the period commencing on the Closing Date (immediately following the Closing) and expiring on the earliest of (i) the twelve (12) month anniversary of the Closing Date, (ii) such time that the last reported trading price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, and (iii) such date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

(e) “Lock-Up Securities” means, collectively, (i) any Founder Shares owned by the SPAC Holders immediately after the Closing and (ii) any Ordinary Shares owned by the Heramba Holders immediately after the Closing.

(f) “Transfer” means the:

(i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security;

(ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or

(iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) above.

2. Lock-Up Provisions.

(a) Each Holder agrees not to Transfer any Lock-Up Securities until the end of the Lock-Up Period.

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(b) Notwithstanding the foregoing, the restrictions set forth in Section 2(a), shall not apply to the following, provided that the Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto:

(i) in the case of an individual, Transfers (A) to a partnership, limited liability company or other entity of which the Holder and/or the immediate family of the Holder is the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family, or an Affiliate of such Person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the Holder, (D) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes or (E) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement;

(ii) in the case of an entity, Transfers (A) to another entity that is an Affiliate of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder, (B) as part of a distribution to members, partners, shareholders or equityholders of such Holder; or (C) by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the Holder’s organization or the Holder’s organizational documents upon dissolution of the Holder;

(iii) in the case of an entity that is a trust, Transfer to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iv) Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares in connection with the termination of the Holder’s service to the Company; or

(v) the establishment, by the Holder, at any time after the Closing, of any trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act providing for the transfer of the Lock-Up Securities; provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Securities during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

provided, however, that (A) in the case of clause (ii) above, such Transfer shall not involve a disposition for value and (B) in the case of clauses (ii) and (iii), it shall be a condition to the Transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Holder and not to the immediate family of such permitted transferee), agreeing to be bound by the Transfer restrictions set forth in this Agreement.

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(c) Any purported Transfer contrary to the provisions of this Agreement shall be void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Securities as an equity holder for any purpose. Each Holder acknowledges and agrees that during the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE SECURITY HOLDERS NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

3. Miscellaneous.

(a) Power and Authority. Each Holder hereby represents and warrants that it, he, she or they has/have full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms.

(b) Capacity as a Company Shareholder. Each Holder signs this Agreement solely in such Holder’s capacity as a shareholder of the Company, and not in such Holder’s capacity as a director or officer of the Company, as applicable.

(c) Entire Agreement. This Agreement (and the Business Combination Agreement to the extent incorporated herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Heramba Electric plc
[Address]
[Address 2]

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Attention: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

(e) Amendments and Waivers.

(i) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Holders holding a majority of the Lock-Up Securities then held by the Holders in the aggregate. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 3(e)(i) shall be null and void, ab initio.

(ii) Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).

(iii) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(iv) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would adversely affect one or more Holders in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the adversely affected Holders that own a majority of the Lock-Up Securities owned by such adversely affected Holders.

(f) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns and transferees. Except as set forth herein, no party hereto shall assign, grant or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, except as expressly permitted under Section 2(b) above. Any purported assignment in violation of this Section 3(f) shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee.

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(g) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such party.

(h) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement and any Legal Dispute (as defined below) arising out of this Agreement, or the validity, interpretation, construction, effect, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(ii) Each party hereto irrevocably agrees that any action, suit or proceeding between or among the parties hereto arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 3(h) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 3(h) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

C-2-6

(i) Headings; Counterparts. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(k) Specific Performance. The parties hereto acknowledge that the rights and obligations under this Agreement are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its respective agreements and covenants contained in this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(l) Legal Representation. Each Holder acknowledges that each of Latham & Watkins LLP (“Latham”), Maples and Calder (Cayman) LLP (“Maples”) and Matheson LLP (“Matheson”) is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions, and none of Latham, Maples or Matheson is acting as counsel to such Holder in its capacity as a Holder.

(m) Several Liabilities. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Signature Page Follows]

C-2-7

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Heramba Electric plc

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SPONSOR:

Smilodon Capital, LLC

By:
Name:
Title:

Number and Type of Lock-Up Securities:

Ordinary Shares:	_____________________________

Other (Specify):	_____________________________

Address for Notices:

Address:	_________________________________
________________________________________
________________________________________

Telephone No.:	________________________________
Email:	________________________________

[Signature Page to Lock-Up Agreement]

SPAC HOLDERS:

[____________]

By:
Name:
Title:

Number and Type of Lock-Up Securities:

Ordinary Shares:	_____________________________

Other (Specify):	_____________________________

Address for Notices:

Address:	_________________________________
________________________________________
________________________________________

Telephone No.:	________________________________
Email:	________________________________

[Signature Page to Lock-Up Agreement]

HERAMBA HOLDERS:

[____________]

By:
Name:
Title:

Number and Type of Lock-Up Securities:

Ordinary Shares:	__________________________

Other (Specify):	__________________________

Address for Notices:

Address:	_________________________________
________________________________________
________________________________________

Telephone No.:	________________________________
Email:	________________________________

[Signature Page to Lock-Up Agreement]